Form 8-K Exhibit Notice:

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this Agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

ACTIVE/73898367.7
A/76219179.12

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PTC INC.,

AZTEC ACQUISITION CORPORATION,

AXEDA CORPORATION,

and

FORTIS ADVISORS LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

July 23, 2014

ACTIVE/73898367.7
A/76219179.12

Page

SECTION 1	THE MERGER AND OTHER TRANSACTIONS	2
1.1	Certain Definitions	2
1.2	The Merger	16
1.3	Closing	16
1.4	Effective Time	16
1.5	Certificate of Incorporation and Bylaws	16
1.6	Directors and Officers	16
1.7	Merger Consideration	16
1.8	Effect of the Merger	20
1.9	Payments by the Buyer at Closing	21
1.10	Exchange of Certificates	22
1.11	Dissenters Rights	24
1.12	Tax Withholding; Treatment of Additional Payments	24
1.13	Further Actions	24
SECTION 2	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	25
2.1	Organization and Qualification	25
2.2	Capitalization; Subsidiaries	25
2.3	Authority; Enforceability	27
2.4	No Breach; Consents	28
2.5	Certificate of Incorporation and Bylaws; Corporate Records	28
2.6	Financial Statements; Internal Control	28
2.7	Absence of Undisclosed Liabilities	29
2.8	Accounts and Notes	30
2.9	Absence of Certain Changes	30
2.10	Tax Matters	32
2.11	Compliance with Laws; Permits	35
2.12	Actions and Proceedings	35
2.13	Contracts and Other Agreements	35
2.14	Real Estate	38
2.15	Tangible Property	38
2.16	Intellectual Property	38
2.17	Protection of Personal Information; Information Technology Systems	44

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(continued)
Page

2.18	Title to Assets; Liens	45
2.19	Business Relationships; Resellers; Warranties	46
2.20	Employee Benefit Plans	47
2.21	Employment Matters	50
2.22	Insurance	53
2.23	Brokers	53
2.24	Environmental Compliance	53
2.25	Unlawful Payments	53
2.26	Related Party Transactions	54
2.27	Bank and Brokerage Accounts; Powers of Attorney	54
2.28	Indemnity Claims	54
2.29	Rights to Acquire	54
2.30	Exclusivity of Representations and Warranties	55
2.31	Full Disclosure	55
SECTION 3	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	55
3.1	Organization; Authority	55
3.2	Binding Effect	55
3.3	No Breach; Consents	55
3.4	Actions and Proceedings	56
3.5	Brokers	56
3.6	Reliance	56
3.7	Adequacy of Funds	56
SECTION 4	COVENANTS OF THE COMPANY	56
4.1	Conduct of the Business	56
4.2	Access	59
4.3	Stockholder Approval; Dissenters’ Rights	59
4.4	Efforts; Cooperation	60
4.5	Antitrust Filings	60
4.6	Nonsolicitation	61
4.7	Confidentiality; Potential Buyers	62
4.8	Injunctive Relief	62
4.9	Section 280G Approval	62

- ii -

(continued)
Page

4.10	Public Disclosure	62
4.11	Termination of Company Options and Company Warrants	63
4.12	Source Code Remediation	63
4.13	Resignation of Officers and Directors	63
4.14	Certain Deliveries	63
SECTION 5	COVENANTS OF THE BUYER	63
5.1	Representations and Warranties	63
5.2	Efforts	63
5.3	Confidentiality	63
5.4	Director and Officer Indemnification	63
5.5	Payment of Company Debt	64
5.6	Employment and Benefits Arrangements	64
SECTION 6	TAX COVENANTS	66
6.1	Consistent Tax Reporting	66
6.2	Tax Periods Ending on or Before the Closing Date	66
6.3	Tax Periods That Include But Do Not End on the Closing Date	66
6.4	Cooperation on Tax Matters	67
6.5	Control of Audits	68
6.6	Certain Taxes	68
6.7	Refunds and Tax Benefits	68
6.8	Carve-Out Payments	68
SECTION 7	COVENANTS AND AGREEMENTS	69
7.1	Continuing Obligation to Inform	69
SECTION 8	CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE	69
8.1	Stockholder Approval	69
8.2	Legal Proceedings	69
8.3	Antitrust	69
SECTION 9	CONDITIONS TO THE OBLIGATION OF BUYER AND MERGER SUB TO CLOSE	69
9.1	Compliance; Certificate	69
9.2	No Material Adverse Effect	70
9.3	Secretary Certificate	70
9.4	Escrow Agreement	70

- iii-

(continued)
Page

9.5	Required Consents	70
9.6	Certificates	70
9.7	Resignation of the Company Directors and Officers	70
9.8	Termination of Certain Agreements and Rights	70
9.9	Opinion of Counsel to the Company	70
9.10	FIRPTA Certificate	70
9.11	No Bank Debt or Liens	70
9.12	Payoff Letters; Pledge Release	70
9.13	Appraisal Rights	71
9.14	Carve-Out Plan	71
SECTION 10	CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE	71
10.1	Compliance; Officer Certificates	71
10.2	Secretary Certificates	71
10.3	Paying Agent Agreement	71
10.4	Escrow Agreement	71
SECTION 11	INDEMNIFICATION	72
11.1	Survival of Representations, Warranties and Covenants	72
11.2	Obligation of the Securityholders to Indemnify	72
11.3	Obligation of the Buyer to Indemnify	74
11.4	Notice and Opportunity to Defend	74
11.5	Limitations on Indemnification; Other Remedies	75
SECTION 12	TERMINATION	77
12.1	Termination	77
12.2	Effect of Termination	78
SECTION 13	MISCELLANEOUS	79
13.1	Notices	79
13.2	Entire Agreement; Amendment; Waiver	80
13.3	Governing Law; Venue; Waiver of Jury Trial	81
13.4	No Prejudice	82
13.5	Specific Performance and Other Remedies	82
13.6	No Waiver	82
13.7	Binding Effect	82

- iv -

(continued)
Page

13.8	Construction	82
13.9	Counterparts; Delivery	83
13.10	Exhibits and Schedules	83
13.11	Headings	83
13.12	Expenses	83
13.13	Severability	83
13.14	No Strict Construction	84
13.15	Securityholder Representative	84
13.16	Privilege	87

- v -

INDEX OF EXHIBITS AND SCHEDULES

Exhibits and Schedules	Description

Exhibit A	Form of Escrow Agreement

Exhibit B-1	Form of Company Stock Letter of Transmittal

Exhibit B-2	Form of Company Warrant Letter of Transmittal

Exhibit B-3	Form of Company Optionholder Acknowledgment Letter

Schedule I	Source Code Remediation Plan

Schedule II	Form of Opinion of Company Counsel

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of the 23rd day of July, 2014 (the “Agreement Date”) is by and among PTC INC., a Massachusetts corporation (the “Buyer”), AZTEC ACQUISITION CORPORATION, a Delaware corporation and newly-formed, wholly-owned subsidiary of the Buyer (the “Merger Sub”), AXEDA CORPORATION, a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as Securityholder Representative.

RECITALS

A.           The Buyer, the Merger Sub and the Company intend to effectuate a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.

B.           The Company Board has unanimously (i) determined that the Merger is fair to and in the best interests of, the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other Transactions, and (iii) resolved to recommend that the Stockholders adopt and approve this Agreement, the Merger and the other Transactions.

C.           The respective boards of directors of each of the Buyer and the Merger Sub have determined that the Merger is in the best interests of their respective corporations and stockholders, and have adopted and approved this Agreement, the Merger and the other Transactions.

D.           Concurrently with the execution of this Agreement, certain of the Stockholders are entering into a voting agreement with Buyer.

E.           To induce Buyer and Merger Sub to enter into this Agreement, each of the Key Management has executed and delivered a Non-Competition Agreement.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1

THE MERGER AND OTHER TRANSACTIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Accounts Receivable” has the meaning given in Section 2.8.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Exercise Amount” means the aggregate dollar amount payable upon the exercise of In-the-Money Company Options, and In-the-Money Company Warrants outstanding immediately prior to the Effective Time.

“Agreement” has the meaning given in the preamble.

“Agreement Date” has the meaning given in the preamble.

“Allocation Certificate” has the meaning given in Section 1.7(b).

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Certificate of Merger and all other documents, instruments and certificates entered into pursuant hereto or in furtherance of the Transactions.

“Antitrust Filings” has the meaning given in Section 4.5(a).

“Antitrust Laws” has the meaning given in Section 2.4.

“Application Software” has the meaning given in Section 2.17(d).

“Audited Financial Statements” has the meaning given in Section 2.6(b).

“Balance Sheet” has the meaning given in Section 2.6(a).

“Balance Sheet Date” has the meaning given in Section 2.6(a).

“Base Cash Purchase Price” means $170,000,000.00.

“Basket” has the meaning given in Section 11.5(a).

“Business” means the business conducted by the Company on the Agreement Date, including developing, manufacturing, enhancing, marketing and/or distributing software products that are applications, or that may be used to develop applications, that contain functionality for managing connected products and machines and implementing innovative Machine-to-Machine (M2M), Internet of Things (IoT) or after-market service applications.

“Business Day” means Monday through Friday, but excluding federal and state holidays in Boston, Massachusetts.

“Buyer” has the meaning given in the preamble.

“Buyer Indemnitees” has the meaning given in Section 11.2(a).

“Buyer Plans” has the meaning given in Section 5.6(a).

“Carve-Out Allocation” has the meaning given in Section 2.20(q).

“Carve-Out Payments” has the meaning given in Section 1.9(c).

“Carve-Out Plan” means the Management Incentive Plan adopted by the Company in July 2014, and the related award agreements.

“Carve-Out Waiver Agreement” has the meaning given in Section 5.6(d).

“Certificate” means a certificate evidencing shares of the Company Stock.

“Certificate of Merger” has the meaning given in Section 1.3.

“Change in Control Agreement” has the meaning given in Section 2.21(b).

“Change in Control Payment” means any commission, obligation, severance, bonus, or other payment of any kind payable by the Company or any of the Subsidiaries to management or other Employees or any other Person that is accelerated or triggered (in whole or in part) by or upon the consummation of the Transactions or arising out of or in connection with the Transactions or otherwise payable pursuant to any Change in Control Agreement, including any payments under the Carve-Out Plan, in each case regardless of whether such commission, obligation, severance, bonus or other payment is due, paid or payable prior to, on or after the Closing, excluding, for purposes of this definition only, any payments made to the holders of the Company Options or Company Warrants in respect of such Company Options or Company Warrants.

“Change Notice” has the meaning given in Section 1.7(c)(i).

“Claim” has the meaning given in Section 11.4(a).

“Closing” has the meaning given in Section 1.3.

“Closing Balance Sheet” means an unaudited, consolidated balance sheet of the Company and the Subsidiaries as of 11:59 PM Eastern Time on the date one day prior to the Closing Date and prepared in accordance with GAAP consistent with past practices (except for the absence of footnotes).

“Closing Date” has the meaning given in Section 1.3.

“Closing Deadline” has the meaning given in Section 12.1(f).

“Closing Working Capital Statement” has the meaning given in Section 1.7(c)(i).

“COBRA” has the meaning given in Section 2.20(g).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Agreements” has the meaning given in Section 2.21(l).

“Company” has the meaning given in the preamble.

“Company Assets” has the meaning given in Section 2.18.

“Company Benefit Plan” has the meaning given in Section 2.20(a).

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company as in effect on the date of this Agreement, and as may be amended before the Effective Time.

“Company Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company as in effect on the date of this Agreement, and as may be amended and/or restated before the Effective Time.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Common Warrants” means those certain warrants exercisable for up to an aggregate of 537,315 shares of Company Common Stock, issued to certain stockholders of the Company, dated as of October 23, 2009.

“Company Common Warrant Merger Consideration” means, with respect to each Company Common Warrant, an amount equal to the product of (a) the maximum number of shares of the Company Common Stock issuable pursuant to such Company Common Warrant multiplied by (b) the remainder of (x) the Per Share Common Merger Consideration, minus (y) the per share exercise price provided for in such Company Common Warrant.

“Company Common Warrant Net Merger Consideration” means, with respect to each Company Common Warrant, the Company Common Warrant Merger Consideration, net of the Pro Rata Share of the Escrow Amount and the Expense Fund attributable thereto.

“Company D&O Tail Policy” has the meaning given in Section 5.4(b).

“Company Debt” means with respect to the Company and the Subsidiaries (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date and any bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, except for credit cards issued in the names of certain Employees of the Company in the ordinary course of business, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (viii) all obligations in respect of futures contracts, swaps and other derivative financial instruments (determined on a net basis as if such contract or obligation was being terminated early on such date), (ix) all direct or indirect guarantee obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by the Company or any of the Subsidiaries, whether or not the Company or such Subsidiary has assumed or become liable for the payment of such obligation.

“Company Debt Payoff Amount” has the meaning given in Section 1.7(b)(iii).

“Company Disclosure Schedule” has the meaning given in the introduction to SECTION 2.

“Company Equity Plan” means the Axeda Corporation 2005 Stock Option and Grant Plan, as amended.

“Company Indemnitees” has the meaning given in Section 5.4(a).

“Company Intellectual Property” has the meaning given in Section 2.16(a)(ii).

“Company Long-Term Deferred Revenue” means the portion of long-term deferred revenue associated with the Company’s or any of the Subsidiaries’ subscription revenue as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, as determined in accordance with GAAP.

“Company Optionholder Acknowledgment Letter” has the meaning given in Section 1.9(f).

“Company Options” means options to acquire shares of the Company Common Stock issued pursuant to the Company Equity Plan.

“Company Owned Intellectual Property” has the meaning given in Section 2.16(a)(iii).

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Preferred Warrants” means (i) that certain warrant exercisable for up to 746,269 shares of Company Series B Stock, dated as of October 23, 2009, (ii) that certain warrant exercisable for up to 268,657 shares of Company Series B Stock, dated as of March 18, 2011, and (iii) that certain warrant exercisable for up to 111,940 shares of Company Series B Stock, dated as of July 13, 2012.

 “Company Preferred Warrant Merger Consideration” means with respect to each Company Preferred Warrant, an amount equal to the product of (a) the maximum number of shares of the Company Series B Stock issuable pursuant to such Company Preferred Warrant multiplied by (b) the remainder of (x) the Per Share Series B Merger Consideration, minus (y) the per share exercise price provided for in such Company Preferred Warrant.

“Company Preferred Warrant Net Merger Consideration” means, with respect to each Company Preferred Warrant, the Company Warrant Merger Consideration, net of the Pro Rata Share of the Escrow Amount and the Expense Fund attributable thereto.

“Company Products” has the meaning given in Section 2.16(a)(iv).

“Company Securities” means the Company Stock, the Company Options and the Company Warrants.

“Company Series A Stock” means the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Stock” means the shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Stock” means the shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Company Stock” means the shares of capital stock of the Company of all classes and series.

“Company Stock Letter of Transmittal” has the meaning given in Section 1.10(b)(i).

“Company Warrants” means the Company Preferred Warrants and the Company Common Warrants.

“Company Warrant Letter of Transmittal” has the meaning given in Section 1.10(b)(ii).

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, technology infrastructure and other computer systems and services that are used by the Company or the Subsidiaries to receive, store, process or transmit data.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of June 5, 2014, by and between the Company and the Buyer, as amended by that certain Amendment to the Mutual Non-Disclosure Agreement, dated as of June 26, 2014.

“Consent” means any filing with, notice to, or approval, consent or waiver of any Governmental Entity or any other Person.

“Contest” has the meaning given in Section 6.4(a).

“Continuing Employees” has the meaning given in Section 5.6(b).

“Contracts” has the meaning given in Section 2.13(a).

“Customer Prepayments” means any prepayments, advances or other deposits, made by customers of the Company or the Subsidiaries with respect to products, services, support or maintenance contracted for but not provided as of the Interim Balance Sheet Date or any other unearned income revenues prepaid by any customer, in each case, with respect to which the Company or the Subsidiaries have affirmative performance obligations, including any obligation to expend funds, in each case, which will not be satisfied in full prior to the first anniversary of the Agreement Date.

“DFARS” has the meaning given in Section 2.16(w).

“DGCL” has the meaning given in the recitals.

 “Dissenting Shares” and “Dissenting Stockholder” have the respective meanings given in Section 1.11.

“Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and (y) any costs or expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of Dissenting Shares.

“Effective Time” has the meaning given in Section 1.4.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or any of the Subsidiaries or of any Person deemed to be a co-employer with the Company or any of the Subsidiaries, or any other Person employed by the Company or any of the Subsidiaries under a contract of employment.

“Employee Benefit Plan” has the meaning given in Section 2.20(a).

“Encryption Functionality” has the meaning given in Section 2.16(p).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given in Section 2.20(a).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an escrow agreement by and among the Buyer, the Securityholder Representative and the Escrow Agent in substantially the form of Exhibit A hereto.

“Escrow Amount” means $20,000,000 (together with any interest and other income earned thereon).

“Estimated Closing Working Capital Statement” has the meaning given in Section 1.7(b)(ii).

“Estimated Company Debt” means the Company Debt estimated as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, without giving effect to the consummation of the Transactions, as set forth in the Allocation Certificate.

“Estimated Net Working Capital” means Net Working Capital estimated as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, as set forth in the Allocation Certificate.

“EUR” or “€” means euros, the legal currency of the Eurozone.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” means an amount equal to $250,000.

“FAR” has the meaning given in Section 2.16(w).

“Final Adjustment Amount” has the meaning given in Section 1.7(c)(ii).

“Financial Statements” has the meaning given in Section 2.6(b).

“Fully Diluted Shares Outstanding” means the sum of (i) the aggregate number of shares of the Company Stock issued and outstanding as of immediately prior to the Effective Time on an as converted to Company Common Stock basis plus, without duplication, (ii) the aggregate number of shares underlying In-the-Money Company Options as of immediately prior to the Effective Time, plus, without duplication (iii) the aggregate number of shares of the Company Stock issuable upon conversion, vesting or exercise of In-the-Money Company Warrants as of immediately prior to the Effective Time, on an as converted to Company Common Stock basis, as applicable.

“Fundamental Representations” has the meaning given in Section 11.1(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“German Sub” means Axeda GmbH, a German limited liability company, which is registered with the commercial register of the local court of Munich under HRB 189811.

“German Sub Benefits” has the meaning given in Section 2.21(l).

“Governmental Entity” means any foreign, federal, national, state, local or other court or governmental, regulatory or administrative agency, body or authority.

“HIPAA” has the meaning given in Section 2.17(b).

“Hiring Affiliate” means the Buyer or any Affiliate of the Buyer that hires a Signing Employee.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means any Company Option that is vested and exercisable as of immediately prior to the Effective Time (including any Company Option that becomes vested and exercisable in connection with the Merger) having a per share exercise price less than the Per Share Common Merger Consideration.

“In-the-Money Company Warrant” means a Company Warrant that is vested and exercisable as of immediately prior to the Effective Time having a per share exercise price less than the Company Preferred Warrant Merger Consideration or the Company Common Warrant Merger Consideration, as applicable.

“Indemnified Party” has the meaning given in Section 11.4(a).

“Indemnifier” has the meaning given in Section 11.4(a).

“Independent Accountant” means Deloitte & Touche LLP.

“Insurance Policies” has the meaning given in Section 2.22.

“Intellectual Property” has the meaning given in Section 2.16(a)(i).

“Interim Balance Sheet” has the meaning given in Section 2.6(a).

“Interim Balance Sheet Date” has the meaning given in Section 2.6(a).

“Interim Financials” has the meaning given in Section 2.6(a).

“IP Indemnity Cap” means $34,000,000.

“IP Licenses” has the meaning given in Section 2.16(c).

“IP Representations” has the meaning given in Section 11.1(a).

“IRS” means the United States Internal Revenue Service.

“Key Management” means the individuals listed on Schedule 1.1(A).

 “Knowledge” (including any derivation thereof such as “known” or “knowing”) with respect to the Company means the actual knowledge of Todd DeSisto, David Hart, Brian Radley, William Zujewski and Lynn Magnani, in each case after reasonable due inquiry of any current Employees who would reasonably be expected to have information about the matter in question in light of such Employee’s employment position with the Company.

“Law” means any United States or foreign federal, national, state, local or other Governmental Entity Law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing.

“Letter of Transmittal” means the Company Stock Letter of Transmittal or the Company Warrant Letter of Transmittal, as applicable.

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or the conduct of its Business, regardless of whether claims in respect thereof have been asserted).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, assignment, right of pre-emption or any other encumbrance whatsoever.

“Liquidation Preference” means the Series A Liquidation Preference, Series B Liquidation Preference and/or Series C Liquidation Preference, as applicable.

“Loss” means, as to any Person, any actual claim, loss, fines, royalty, liability, damage (including solely with respect to Third-Party Claims and not with respect to any other claims, special damages, lost profits and other consequential, incidental, indirect, collateral, punitive, speculative, remote, exemplary or similar damages actually paid to such third Person), Tax, interest and penalty, cost, fees or expense (including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether or not arising out of Third-Party Claims or otherwise incurred, and including all amounts paid in investigation, defense or settlement of the foregoing.  Any calculation of Losses will not include “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses in the nature of “lost profits”.

“Loss Contract” has the meaning given in Section 2.19(c).

“made available” means posted to the virtual data room populated by the Company and to which the Buyer or one or more of its representatives has unrestricted and complete access to the entire document prior to the Agreement Date.

“Majority Holders” has the meaning given in Section 13.15(h).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition, operations or results of operations of the Company and its respective Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and the Ancillary Agreements to which it is a party and to consummate the Merger and the other Transactions, in each case, other than any changes, effects or circumstances primarily and proximately caused by: (A) economic conditions generally in the United States or in any foreign jurisdiction in which the Company has material operations; (B) conditions generally affecting the industries in which the

Company participates; (C) changes, after the date hereof, in applicable Law; (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Agreement Date; (E) any natural disaster or acts of God; (F) public announcement of the entering into this Agreement or the pendency of the Transactions, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, licensors, partners or Employees and the actions of competitors; and (G) changes, after the date hereof, in GAAP as applicable to the Company; provided that with respect to each of clauses (A), (B), (C) and (G), such changes, effects or circumstances do not have a disproportionate effect (relative to other industry participants) on the Company.

“Material Contracts” has the meaning given in Section 2.13(a).

“Merger” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in Section 1.7(a).

“Merger Sub” has the meaning given in the preamble.

“Most Favored Customer Provision” means a provision in a contract or other agreement that would customarily be referred to as a “most favored customer,” “most favored nation,” or “most favored pricing” provision, including any provision wherein the Company (i) warrants that the Company is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract or (ii) covenants that, if the Company enters into an agreement with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer’s more favorable agreement, or any provision having an effect similar to that of clause (i) or (ii) above.

“Net Working Capital” means the consolidated total current assets of the Company and the Subsidiaries less the consolidated total current liabilities of the Company and the Subsidiaries as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, as determined in accordance with GAAP, without giving effect to the consummation of the Transactions, as set forth in the Allocation Certificate; provided, however that (i) current assets shall exclude Unrestricted Cash and current and deferred income tax assets, (ii) current liabilities shall exclude Company Debt and current and deferred income tax liabilities, and (iii) current liabilities shall include all deferred revenue related to customer setup fees.  For the avoidance of doubt, deferred revenue (whether current or long-term) that is included in current liabilities shall exclude any amounts included in Company Long-Term Deferred Revenue. Attached hereto as Schedule 1.1(B) is a calculation of Net Working Capital as though June 30, 2014 were the Closing Date.

“Net Working Capital Deficiency” means the amount by which Net Working Capital is a greater negative amount than negative $16,500,000.00.

“Non-Signing Employees” means each of the Key Management and any other Employees outside of the United States whose employment is transferred automatically by operation of applicable Law.

“Offer Package Agreements” means the Hiring Affiliate’s form of (i) Proprietary Information Agreement, (ii) employment agreement or offer letter, and (iii) such other agreements and documents as the Hiring Affiliate requires generally of its employees.

“Open Source Material” means any and all software or other material that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL); the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (b) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity or arbitration tribunal (in each case, whether final or preliminary).

“Paying Agent” has the meaning given in Section 1.10(a).

“Paying Agent Agreement” has the meaning given in Section 1.10(a).

“Payoff Letter” has the meaning given in Section 9.12.

“PBGC” has the meaning given in Section 2.20(d).

“Pension Commitments” has the meaning given in Section 2.21(l).

“Per Company Option Merger Consideration” means on a per share basis in respect of a Company Option, an amount equal to the Per Share Common Merger Consideration minus the exercise price in respect of such Company Option.

“Per Company Option Net Merger Consideration” means, on a per share basis in respect of an In-the-Money Company Option, the Per Company Option Merger Consideration, net of the Pro Rata Share of the Escrow Amount and the Expense Fund with respect to such share.

“Per Share Common Merger Consideration” means (A) if the Company Preferred Stock does not receive Merger Consideration on an as converted to Company Common Stock basis, the quotient obtained by dividing (i) the sum of the Merger Consideration as such may be adjusted as set forth herein, minus the Aggregate Series C Liquidation Preference, minus the Aggregate Series B Liquidation Preference, and minus the Aggregate Series A Liquidation Preference, by (ii) the Fully Diluted Shares Outstanding, minus the aggregate number of shares of Company Common Stock into which the Company Preferred Stock are convertible as of immediately prior to the Effective Time, or (B) if the Company Preferred Stock does receive Merger Consideration on an as converted to Company Common Stock basis, the quotient obtained by dividing (i) the Merger Consideration as such may be adjusted as set forth herein, by (ii) the Fully Diluted Shares Outstanding.

“Per Share Net Merger Consideration” means, with respect to each share of Company Stock issued and outstanding as of immediately prior to the Effective Time, the Per Share Common Merger Consideration, Per Share Series A Merger Consideration, Per Share Series B Merger Consideration or Per Share Series C Merger Consideration, as applicable, in each case net of the Pro Rata Share of the Escrow Amount and the Expense Fund with respect to such share.

 “Per Share Series A Merger Consideration” means, with respect to each share of Company Series A Stock outstanding as of immediately prior to the Effective Time, the Series A Liquidation Preference.

“Per Share Series B Merger Consideration” means, with respect to each share of Company Series B Stock outstanding as of immediately prior to the Effective Time, the Series B Liquidation Preference.

“Per Share Series C Merger Consideration” means, with respect to each share of Company Series C Stock outstanding as of immediately prior to the Effective Time, the Series C Liquidation Preference.

“Permits” has the meaning given in Section 2.11(b).

“Permitted Liens” has the meaning given in Section 2.18.

“Person” means any individual, company, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group, firm, association, joint-stock company, Governmental Entity or other entity.

“Personal Information” has the meaning given in Section 2.17(a).

 “Potential Buyer” means any Person (excluding Buyer or its designees) who has received confidential information of the Company or any of the Subsidiaries within the twelve (12) months preceding the Agreement Date in connection with an actual or potential solicitation, proposal or offer to (i) enter into a merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of the Subsidiaries, (ii) acquire the beneficial ownership of any equity interest in the Company or any of the Subsidiaries, whether by issuance by the Company or any of the Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, or (iii) license or transfer all of or a material portion of the assets of the Company.

“Pre-Closing Taxable Periods” has the meaning given in Section 6.2.

“Privileged Communications” has the meaning given in Section 13.16(a).

“Pro Rata Share” means, with respect to each Securityholder, the quotient obtained by dividing (i) the amount of the Merger Consideration payable hereunder to such Securityholder by (ii) the total amount of the Merger Consideration payable hereunder to all Securityholders.

“Proprietary Information Agreement” means the Hiring Affiliate’s form of Proprietary Information, Invention and Non-Competition Agreement.

“Purchase Rights” has the meaning given in Section 2.2(b).

“Representative Expenses” has the meaning given in Section 13.15(e).

“Representatives” has the meaning given in Section 4.6(a).

“Required Consents” means the Consents and notices listed on Schedule 1.1(C).

“Securityholder Representative” means the person or persons appointed as the Securityholder Representative from time to time pursuant to Section 13.15(a).

“Securityholder Representative Group” means the person or persons appointed as the Securityholder Representative from time to time pursuant to Section 13.15(f).

“Securityholders” means, collectively, the Stockholders, the holders of In-the-Money Company Warrants, and the holders of In-the-Money Company Options, in each case, as of immediately prior to the Effective Time.  “Series A Accruing Dividends” means the amount of dividends on each share of Company Series A Stock then accrued on such share of Company Series A Stock and not previously paid (whether or not declared), together with any other dividends declared but unpaid thereon, as calculated in the Certificate of Incorporation.

“Series A Liquidation Preference” means an amount equal to the greater of (A) the sum of (i) $0.405164 plus (ii) the aggregate amount of all Series A Accruing Dividends, and (B) the Per Share Common Merger Consideration.

“Series B Accruing Dividends” means the amount of dividends on each share of Company Series B Stock then accrued on such share of Company Series B Stock and not previously paid (whether or not declared), together with any other dividends declared but unpaid thereon, as calculated in the Certificate of Incorporation.

“Series B Liquidation Preference” means an amount equal to the greater of (A) the sum of (i) $0.67 plus (ii) the aggregate amount of all Series B Accruing Dividends, and (B) the Per Share Common Merger Consideration.

“Series C Accruing Dividends” means the amount of dividends on each share of Company Series C Stock then accrued on such share of Company Series C Stock and not previously paid (whether or not declared), together with any other dividends declared but unpaid thereon, as calculated in the Certificate of Incorporation.

“Series C Liquidation Preference” means an amount equal to the greater of (A) the sum of (i) $0.9154 plus (ii) the aggregate amount of all Series C Accruing Dividends, and (B) the Per Share Common Merger Consideration.

“Services Agreement” has the meaning given in Section 2.19(c).

“Signing Disk” has the meaning given in Section 4.14.

“Signing Employees” means each of the current Employees as of the Closing, other than the Non-Signing Employees.

“Stockholder Approval” has the meaning given in Section 4.3(a).

“Stockholders” means the holders of the Company Stock or, following the Effective Time, the holders of the Company Stock immediately before the Effective Time.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by the Company or by any one or more of the Subsidiaries, or by the Company and one or more of the Subsidiaries or (ii) the Company or any other Subsidiary of the Company is a general partner or managing member.

“Surviving Corporation” has the meaning given in Section 1.2.

“Tangible Assets” has the meaning given in Section 2.15.

“Tax” or “Taxes” means any and all United States federal, state or local, or foreign, taxes, charges, duties, levies, deficiencies or other assessments of whatever kind or nature, including all net income, gross income, profits, capital stock, capital gains, gross receipts, alternative or add-on minimum, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, escheat, employment, unemployment, estimated, severance, stamp, property, occupation, environmental, goods and services, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, fees, assessments or similar charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable federal, state, local or foreign Law, as a result of U.S. Treasury Regulation §1.1502-6 or any similar provision of federal, state, local or foreign applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

“Tax Representations” has the meaning given in Section 11.1(a).

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document and any schedule, attachment or amendment thereto filed, supplied or required to be filed or supplied by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the Laws relating to any Tax.

“Termination Fee” has the meaning given in Section 12.2.

“Third-Party Acquisition” has the meaning given in Section 4.6(a).

“Third-Party Claim” has the meaning given in Section 11.4(a).

                      “Transaction Expenses” means any paid or accrued and unpaid expenses of the Company relating to the negotiation and consummation of the Agreement, the Ancillary Agreements, the Merger and the other Transactions, including fees and expenses of brokers, financial advisers, legal counsel and accountants (other than any such expenses incurred after the Closing Date).

 “Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Unaudited Financial Statements” has the meaning given in Section 2.6(b).

“Unrestricted Cash” means the aggregate amount of cash and cash equivalents held by the Company and the Subsidiaries as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, which is not otherwise reserved or restricted, as determined in accordance with GAAP.

1.2 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall cease. Following the Merger, the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL.

1.3 Closing. Subject to the satisfaction or written waiver of the conditions set forth in SECTION 8 (Conditions to Each Party’s Obligation to Close), SECTION 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) and SECTION 10 (Conditions to Company’s Obligation to Close), the closing of the Transactions (the “Closing”) shall take place at the offices of Bingham McCutchen LLP, One Federal Street, Boston Massachusetts, 02110, on such date and at such time as the parties may agree, but not later than the second (2nd) Business Day after the satisfaction or written waiver of the conditions set forth in SECTION 8 (Conditions to Each Party’s Obligation to Close), SECTION 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) and SECTION 10 (Conditions to Company’s Obligation to Close), other than those conditions that are to be satisfied at the Closing; provided, however, that if all such closing conditions are only satisfied or waived, on or following September 1, 2014: (1) if such closing conditions are satisfied or waived prior to October 1, 2014, then promptly following such satisfaction or written waiver, Buyer shall deliver a written acknowledgement thereof to the Company, (2) the Closing shall not occur thereafter until October 1, 2014 or such later date as may be mutually agreed upon by the Buyer and the Company, and (3) notwithstanding anything set forth in Section 12.1 to the contrary, during the period from September 1, 2014 to October 1, 2014, the Buyer shall not be entitled to terminate this Agreement in accordance with Sections 12.1(b), 12.1(d), 12.1(g) or 12.1(i), if the facts or circumstances that would have otherwise given rise to such termination right first occurred during the period from September 1, 2014 to October 1 2014 (as may be adjusted, the “Closing Date”).  At the Closing, the parties shall (a) deliver to each other the various certificates, instruments and other deliveries required to be made at Closing under this Agreement, (b) execute a certificate of merger (the “Certificate of Merger”) in accordance with the DGCL, (c) cause the Certificate of Merger to be filed with the Secretary of State of Delaware in accordance with the DGCL, and (d) take all such further actions as may be required or appropriate to make the Merger effective.

1.4 Effective Time. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Merger Sub, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended. The bylaws of the Merger Sub, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

1.6 Directors and Officers. The directors and officers of the Merger Sub immediately before the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.7 Merger Consideration.

(a) Merger Consideration. The aggregate consideration to be paid by the Buyer in respect of the Merger (the “Merger Consideration”) in the manner set forth in Section 1.9, shall be an amount in cash (without interest) equal to (A) the Base Cash Purchase Price, plus (B) the Aggregate Exercise Amount, plus (C) the Unrestricted Cash as set forth on the Closing Balance Sheet, minus (D) the

 Company Debt Payoff Amount, minus (E) the Company Long-Term Deferred Revenue as set forth on the Closing Balance Sheet, minus (F) the amount of any Transaction Expenses not otherwise paid as of immediately prior to the Effective Time, minus (G) the aggregate amount of all Change in Control Payments, including any related employer portion of employment taxes attributable thereto, minus (H) the Net Working Capital Deficiency, if any.  The Merger Consideration shall be subject to adjustment in accordance with Section 1.7(c) (Post-Closing True-Up).

(b) Allocation Certificate. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a certificate (the “Allocation Certificate”) signed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, setting forth and certifying on behalf of the Company as to the accuracy and completeness, in each case, of:

(i) an estimated Closing Balance Sheet;

(ii) a statement (the “Estimated Closing Working Capital Statement”) of the Estimated Net Working Capital of the Company, as of 11:59 PM Eastern Time on the date one day prior to the Closing Date, and the Net Working Capital Deficiency based thereon, if any, which Estimated Closing Working Capital Statement shall be prepared in accordance with the definition of Net Working Capital, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital;

(iii) the Estimated Company Debt not paid as of immediately prior to the Effective Time, as set forth on the Closing Balance Sheet, including a description and amount for each element thereof, together with payoff letters, in form and substance satisfactory to the Buyer, indicating the amount necessary to discharge in full such Company Debt at Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is secured, an undertaking by such holder to discharge at Closing any Liens securing such Company Debt;

(iv) the Company’s estimate of the Company Long-Term Deferred Revenue, as set forth on the Closing Balance Sheet;

(v) the Company’s estimate of Transaction Expenses not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof and the wire instructions for each Person to whom such a payment in respect thereof shall be due and payable in connection with the Closing;

(vi) (A) the aggregate amount of all Change in Control Payments, together with a description and the amount of each element thereof and (B) any Change in Control Payments that are due and payable in connection with the Closing, together with a description and the amount of each element thereof and the wire instructions for each Person to whom such a Change in Control Payment shall be due and payable in connection with the Closing;

(vii) the Company’s estimate of aggregate Unrestricted Cash;

(viii) the number of shares of Company Common Stock, Company Series A Stock, Company Series B Stock and Company Series C Stock outstanding;

(ix) (A) the Merger Consideration; (B) in respect of each share of the Company Common Stock, the Per Share Net Merger Consideration; (C) in respect of each share of Company Series A Stock, the Per Share Series A Merger Consideration, the Series A Liquidation Preference and the Per Share Net Merger Consideration; (D) in respect of each share of Company Series B Stock, the Per Share Series B Merger Consideration, the Series B Liquidation Preference and the Per Share Net Merger Consideration; and (E) in respect of each share of Company Series C Stock, the Per Share Series C Merger Consideration, the Series C Liquidation Preference and the Per Share Net Merger Consideration;

(x) (A) the Aggregate Exercise Amount; (B) in respect of each Company Option, the Per Company Option Merger Consideration and the Per Company Option Net Merger Consideration (and the aggregate amounts thereof); (C) in respect of each Company Common Warrant, the Company Common Warrant Merger Consideration and the Company Common Warrant Net Merger Consideration (and the aggregate amounts thereof); and (D) in respect of each Company Preferred Warrant, the Company Preferred Warrant Merger Consideration and the Company Preferred Warrant Net Merger Consideration (and the aggregate amounts thereof);

(xi) (A) the Fully Diluted Shares Outstanding; and (B) each Securityholder’s Pro Rata Share of the Escrow Amount and Expense Fund expressed as a percentage and a dollar amount; and

(xii) (A) the identity and mailing address (and email address, to the extent available) of each record holder of the Company Securities and type of Company Securities and certificate numbers (as applicable) held by each such Securityholder, (B) the identity and mailing address (and email address, to the extent available) of each recipient of an award under the Carve-Out Plan as set forth in the Carve-Out Allocation and the amount of such award, together with the amount of any required withholding (if any) with respect to each such recipient, and (C) wire instructions for the Company.

The Company shall give the Buyer timely access to all supporting records and work papers used in preparation of the Closing Balance Sheet, Estimated Closing Working Capital Statement and Allocation Certificate, which, when in form and substance satisfactory to and approved by the Buyer, shall be used for purposes of the payments to be made at Closing, though remain subject to adjustment pursuant to Section 1.7(c) (Post-Closing True-Up).

(c) Post-Closing True-Up.

(i) Within ninety (90) days after the Closing Date, the Buyer shall provide to the Securityholder Representative the Closing Balance Sheet, together with the Buyer’s determination of (A) the Unrestricted Cash, (B) the Company Debt, (C) the Company Long-Term Deferred Revenue, (D) the Transaction Expenses not otherwise paid immediately prior to the Effective Time, (E)  the aggregate amount of Change in Control Payments, including any related employer portion of employment taxes attributable thereto, (F) the Net Working Capital Deficiency, and (G) the Merger Consideration (collectively, the “Closing Working Capital Statement”). The Buyer will make available at the Securityholder Representative’s reasonable request all records and work papers used in calculating such amounts. If the Securityholder Representative disagrees with any of the amounts set forth in the Closing Working Capital Statement, the Securityholder Representative may provide a written notice of proposed changes to any such calculation specifying in reasonable detail all disputed items and the basis therefor (a “Change Notice”) to the Buyer within forty five (45) days after the receipt of the Closing Working Capital Statement (and in the event no Change Notice is provided during such period, the Securityholder Representative will be deemed to have agreed to and accepted each such calculation as of the end of such period). The Buyer shall promptly cooperate with the Securityholder Representative in providing such information as the Securityholder Representative reasonably requests in connection with the review of the Closing Working Capital Statement.  If the Securityholder Representative provides a Change Notice to the Buyer within such period, the Closing Working Capital Statement and the components thereof included in the Change Notice shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(d) (Resolution of Disputes).

(ii) Based on the foregoing, the following amount (the “Final Adjustment Amount”) shall be determined equal to the difference of (A) the Merger Consideration specified in the Allocation Certificate, minus (B) the Merger Consideration as calculated based on the Closing Working Capital Statement as finally determined in accordance with Section 1.7(d) (Resolution of Disputes). If the Final Adjustment Amount is a positive number, the Buyer shall be entitled to receive from the Escrow Amount such Final Adjustment Amount. In such event, the Buyer and the Securityholder Representative shall execute and deliver to the Escrow Agent disbursement instructions for the Final Adjustment Amount in accordance with the Escrow Agreement.  If the Final Adjustment Amount is a negative number, the Buyer shall pay to the Paying Agent for payment to the Stockholders and holders of Company Warrants, their aggregate Pro Rata Share of the Final Adjustment Amount for payment to the Stockholders and former holders of the Company Warrants in accordance with their respective Pro Rata Shares, and shall pay the remaining portion of the Final Adjustment Amount to the Surviving Corporation for payment to the holders of the Company Options in accordance with their respective Pro Rata Shares.

(d) Resolution of Disputes. The Buyer and the Securityholder Representative will attempt in good faith promptly to resolve any differences with respect to the calculations under Section 1.7(c) (Post-Closing True-Up) that are raised within the applicable period. If the Buyer and the Securityholder Representative resolve their disagreement, they shall set forth the agreement in a written document executed by the Buyer and the Securityholder Representative and such written document shall be deemed final and binding for all purposes of this Agreement. If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to an Independent Accountant for prompt determination. The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by the Buyer; provided that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant. Any fees and expenses of the Independent Accountant to be paid by the Securityholders will be paid out of the Escrow Amount, and the Buyer and the Securityholder Representative shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid by the Securityholders from the Escrow Amount pursuant to the Escrow Agreement.

(e) No Impairment of Other Rights. The Allocation Certificate (and the agreement thereto) and the determination of the Final Adjustment Amount under this Section 1.7 shall not impair any other rights of a party under this Agreement, including any rights to indemnification; provided that no party shall have any further rights with respect to (i) the calculation of Net Working Capital or (ii) any disputed matters finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(d) (Resolution of Disputes); and provided further that there shall be no duplication of recovery of any amounts hereunder.

1.8 Effect of the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Merger Sub, the Company or the Stockholders:

(i) Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately before the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.8(a)(viii) and any Dissenting Shares) shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Common Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(ii) Company Series A Stock. Each share of the Company Series A Stock issued and outstanding immediately before the Effective Time (other than any shares of Company Series A Stock to be cancelled pursuant to Section 1.8(a)(viii) and any Dissenting Shares) shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Series A Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(iii) Company Series B Stock. Each share of the Company Series B Stock issued and outstanding immediately before the Effective Time (other than any shares of Company Series B Stock to be cancelled pursuant to Section 1.8(a)(viii) and any Dissenting Shares) shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Series B Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(iv) Company Series C Stock. Each share of the Company Series C Stock issued and outstanding immediately before the Effective Time (other than any shares of Company Series C Stock to be cancelled pursuant to Section 1.8(a)(viii) and any Dissenting Shares) shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Series C Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(v) Company Options. Each vested share issuable pursuant to a Company Option issued and outstanding immediately before the Effective Time (including any portion of a Company Option that becomes vested and exercisable in connection with the Merger), shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Company Option Merger Consideration (if any), including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(vi) Company Preferred Warrants. The Company Preferred Warrants issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Company Preferred Warrant Merger Consideration, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(vii) Company Common Warrants. The Company Common Warrants issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Company Common Warrant Merger Consideration, including the Escrow Amount and Expense Fund contribution provisions set forth in Section 1.9(g) and Section 1.9(h) and the indemnification provisions set forth in SECTION 11.

(viii) Cancellation of Treasury Stock. Each share of the Company Stock held immediately before the Effective Time by the Company as treasury stock shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(b) Cancellation of the Merger Sub Stock. Each share of common stock, $0.01 par value per share, of the Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Securities shall thereafter be made. Until surrendered in accordance with Section 1.10 (Exchange of Certificates) and subject to Section 1.11 (Dissenters Rights), each Certificate or other evidence of a Company Security shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only a right to receive that portion of the Merger Consideration into which the Company Security shall have been so converted pursuant to this Section 1.8.

1.9 Payments by the Buyer at Closing.  At the Closing, by wire transfer (or other method of delivery as may be agreed) of immediately available funds:

(a) the Buyer shall deliver or cause to be delivered to the holders of the Company Debt the amount set forth in the respective payoff letters delivered pursuant to Section 1.7(b)(iii);

(b) the Buyer shall deliver or cause to be delivered the amounts set forth with respect to Transaction Expenses specified in the Allocation Certificate;

(c) subject to the Company’s compliance with Section 5.6(d), the Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate amounts payable under the Carve-Out Plan and shall cause the Surviving Corporation, as soon as practicable after the Effective Time but no later than the next regularly-scheduled payroll date, to pay to each recipient thereof the amounts set forth on the Carve-Out Allocation and the Allocation Certificate, through the Surviving Corporation’s payroll system, net of applicable Tax withholding (the “Carve-Out Payments”);

(d) the Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate amount of all Change in Control Payments and shall cause the Surviving Corporation, as soon as practicable after the Effective Time but no later than the next regularly-scheduled payroll date, to pay to each recipient thereof the individual Change in Control Payment amount that is due and payable to such recipient in connection with the Closing, as set forth on the Allocation Certificate;

(e) the Buyer shall deliver or cause to be delivered to the Paying Agent the sum of (i) the aggregate Per Share Net Merger Consideration payable to the holders of shares of the Company Stock in accordance with Section 1.10 (Exchange of Certificates), (ii) the aggregate Company Common Warrant Net Merger Consideration payable in respect of the Company Common Warrants in accordance with Section 1.10 (Exchange of Certificates), and (iii) the aggregate Company Preferred Warrant Net Merger Consideration payable in respect of the Company Preferred Warrants in accordance with Section 1.10 (Exchange of Certificates);

(f) the Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate Per Company Option Net Merger Consideration payable at Closing to holders of the Company Options and shall cause the Surviving Corporation, as soon as practicable after the Effective Time but no later than the next regularly-scheduled payroll date, to pay to each holder of outstanding Company Options, upon receipt by the Company of an executed Company Optionholder Acknowledgment Letter in the form attached as Exhibit B-3 (the “Company Optionholder Acknowledgment Letter”),  the applicable aggregate Per Company Option Net Merger Consideration through the Surviving Corporation’s payroll system, net of applicable Tax withholding (in furtherance of the foregoing, as soon as practicable after the Agreement Date, the Buyer shall send to each holder of the Company Options a Company Optionholder Acknowledgment Letter);

(g) the Buyer shall deliver to the Escrow Agent the Escrow Amount, on behalf of the Securityholders, to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payments to the Buyer pursuant to Sections 1.7(c) (Post-Closing True-Up) and 1.7(d) (Resolution of Disputes) and as security for the Securityholders’ indemnification obligations under SECTION 11 (Indemnification) and for all purposes hereunder each Securityholder shall be deemed to have contributed its Pro Rata Share of the Escrow Amount; and

(h) the Buyer shall deliver to the Securityholder Representative the Expense Fund to be held pursuant to Section 13.15 (Securityholder Representative) and for all purposes hereunder each Securityholder shall be deemed to have contributed its Pro Rata Share of the Expense Fund.

1.10 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, the Buyer and Wells Fargo Bank, National Association or, if not Wells Fargo Bank, National Association, then a United States bank, trust company or other party reasonably acceptable to both the Buyer and the Company (the “Paying Agent”), shall enter into a Paying Agent Agreement, substantially in the form reasonably agreed to by Buyer, the Company and the Paying Agent (the “Paying Agent Agreement”).

(b) Procedures.

(i) Company Stock. As soon as practicable after the Agreement Date, the Buyer shall send or cause the Paying Agent to send to each holder of record of a Certificate representing outstanding shares of the Company Stock (i) a letter of transmittal in the form attached hereto as Exhibit B-1 (the “Company Stock Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates, and (ii) instructions for surrendering such Certificate in exchange for the applicable Per Share Net Merger Consideration for each share of the Company Stock represented by such Certificate.  Upon surrender of a Certificate for cancellation together with such Company Stock Letter of Transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the Buyer shall cause the Paying Agent to pay, immediately subsequent to Closing, to each Stockholder the Per Share Net Merger

 Consideration that such holder has the right to receive in respect of the shares of the Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any portion of Merger Consideration payable to holders of Certificates. It shall be a condition to the right of any Person, other than the registered holder of a Certificate, to receive the Per Share Merger Consideration payable with respect to each share of the Company Stock represented by such Certificate that (i) the Certificate be properly endorsed or otherwise be in proper form for transfer, and (ii) the Person surrendering such Certificate shall pay the allocable share, as determined under Section 6.6 (Certain Taxes) of any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than such registered holder or shall establish to the satisfaction of the Buyer that such tax has been paid or is not applicable.  The Buyer shall instruct the Paying Agent to make payment of the foregoing consideration, for any Stockholder who has submitted a Company Stock Letter of Transmittal duly executed, and the related Certificates, prior to the Closing, by check or, if wire instructions have been provided, by same day wire transfer, as soon as practicable but in any event within one (1) Business Day after the Effective Time, and for all other Stockholders, within two (2) Business Days following receipt by the Paying Agent of a Company Stock Letter of Transmittal duly executed, and the related Certificates.

(ii) Company Warrants.  As soon as practicable after the Agreement Date, the Buyer shall send or cause the Paying Agent to send to each holder of the Company Warrants (i) a letter of transmittal in the form attached hereto as Exhibit B-2 (the “Company Warrant Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the applicable Company Warrant shall pass, only upon proper delivery of the applicable Company Warrant, and (ii) instructions for surrendering the applicable Company Warrant in exchange for the applicable Merger Consideration payable in respect thereof. Upon surrender of the applicable Company Warrant for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the Paying Agent shall pay the applicable holder of the Company Warrants the Company Common Warrant Net Merger Consideration or Company Preferred Warrant Net Merger Consideration in respect thereof, as applicable, and the Company Warrant so surrendered shall forthwith be canceled. No interest will be paid or accrued on any portion of the Company Warrant Merger Consideration payable to any holder of the Company Warrants.  The Buyer shall instruct the Paying Agent to make payment of the foregoing consideration, for any holder of Company Warrants who has submitted a Company Warrant Letter of Transmittal duly executed, and the related Company Warrant, prior to the Closing, by check or, if wire instructions have been provided, by same day wire transfer, as soon as practicable but in any event within one (1) Business  Day after the Effective Time, and for all other holders of Company Warrants, within two (2) Business Days following receipt by the Paying Agent of a Company Warrant Letter of Transmittal duly executed, and the related Company Warrant.

(c) Certificate Lost, Stolen or Destroyed. In the event that any Company Warrant or any Certificate shall have been lost, stolen or destroyed, the Buyer shall issue or cause to be issued the respective Merger Consideration in exchange for such lost, stolen or destroyed Company Warrant or Certificate only following (i) delivery by the holder thereof of an affidavit of that fact and such indemnities against any claim that may be made against the Buyer, the Surviving Corporation, the Escrow Agent or the Paying Agent with respect to the Company Warrant or Certificate alleged to have been lost, stolen or destroyed as are reasonably acceptable to the Buyer or otherwise required by the Paying Agent, and (ii) in the sole discretion of the Buyer or otherwise required by the Paying Agent, delivery of a non-refundable bond in such amount as Buyer or Paying Agent may reasonably direct.

(d) Return of Funds from Paying Agent. Any portion of amounts deposited with the Paying Agent that remain undistributed to the Securityholders six (6) months after their deposit with the Paying Agent shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Company Securities who have not surrendered such Company Securities in compliance with this Section 1.10 shall after such delivery to the Surviving Corporation, look only to the Surviving Corporation solely as general creditors for the Merger Consideration pursuant to Section 1.8 (Effect of the Merger). To the extent permitted under applicable Law, any such amounts deposited with the Paying Agent remaining unclaimed by holders of Company Securities immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. Notwithstanding anything to the contrary in this SECTION 1, none of the Paying Agent, the Escrow Agent, the Buyer, the Surviving Corporation, the Securityholder Representative or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.11 Dissenters Rights. Shares of the Company Stock held as of immediately prior to the Effective Time by a Stockholder who has not voted such shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited before the Effective Time (collectively, the “Dissenting Shares”), shall not be converted pursuant to Section 1.8 (Effect of Merger), but shall thereafter constitute only the right to receive from the Surviving Corporation, in consideration of the cancellation of such shares, such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. If a holder of Dissenting Shares (a “Dissenting Stockholder”) forfeits or withdraws such right to appraisal of Dissenting Shares, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted as of the Effective Time into and to represent the right to receive the Merger Consideration payable in respect of such shares of the Company Stock pursuant to Section 1.8 (Effect of Merger), without interest.

1.12 Tax Withholding; Treatment of Additional Payments. The Buyer, the Company, the Surviving Corporation, the Paying Agent, or Escrow Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the Company Equity Plan, the Carve-Out Plan, the Company Warrants, the Letters of Transmittal or any Ancillary Agreement, to or for the benefit of any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity, such withheld amounts shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Company, the Buyer, the Surviving Corporation, the Securityholder Representative and the Securityholders agree to treat any adjustment to the Merger Consideration pursuant to Section 1.7(c) (Post-Closing True-Up), if any, as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

1.13 Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors from time to time of the Surviving Corporation are fully authorized in the name of the Company and the Merger Sub, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

SECTION 2
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to the Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Agreement (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that a cross-reference is included or it is reasonably apparent upon a reading of such disclosure that it also qualifies or applies to such other sections, subsections and clauses), the Company hereby represents and warrants to the Buyer and Merger Sub as follows, with references in this SECTION 2 (other than Sections 2.1 (Organization and Qualification), 2.2 (Capitalization; Subsidiaries) (other than Section 2.2(c) (Subsidiaries)), 2.3 (Authority; Enforceability), and 2.5(a) (Certificate of Incorporation and Bylaws; Corporate Records)) to the “Company” meaning the Company and each Subsidiary:

2.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its Business as now being conducted. The Company is duly qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect. The Company has made all corporate filings under applicable Law and filed all statutory accounts required by applicable corporate Law.  For clarity corporate filings and statutory accounts do not include Tax Returns.  Schedule 2.1 of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee, individual consultant or individual independent contractor. Except as set forth in the Company Certificate of Incorporation, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

2.2 Capitalization; Subsidiaries.

(a) Outstanding Capital Stock. The authorized capital stock of the Company consists of (a) 72,000,000 shares of the Company Common Stock of which 5,945,978 shares are issued and outstanding as of the Agreement Date, (b) 48,543,428 shares of the Company Preferred Stock, of which (i) 24,118,628 shares have been designated as the Company Series A Stock, 24,118,628 of which are issued and outstanding as of the Agreement Date, (ii) 9,441,024 shares have been designated as the Company Series B Stock, of which 8,314,158 are issued and outstanding as of the Agreement Date, and (iii) 14,983,776 shares of the Company Series C Stock of which 13,297,119 are issued and outstanding as of the Agreement Date. No other class of capital stock of the Company is authorized, designated, issued or outstanding, and no shares of the Company Stock are held in the treasury of the Company. The outstanding shares of the Company Stock are held of record as of the Agreement Date by the person and in the respective amounts set forth in Schedule 2.2(a)(i) of the Company Disclosure Schedule. All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of (or pursuant to effective waivers) pre-emptive or similar rights of any party, whether created by statute, the Company Certificate of Incorporation or the Company Bylaws or any other agreement or instrument to which the Company is a party, and to the Company’s Knowledge, are owned by the Stockholders free and clear of any Liens. None of the issued and outstanding shares of the Company Stock has been issued in violation of the Securities Act or of any other federal, state or foreign Law. Except as set forth in Schedule 2.2(a)(ii) of the Company Disclosure

Schedule, there are no registration rights agreements or, to the Company’s Knowledge, any stockholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any shares of the Company Stock.  The holders of shares of Company Stock and any other Company Security and any Purchase Rights with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice with respect to the Transactions contemplated hereby prior to the Closing.

(b) Purchase Rights; Convertible Securities. Except as set forth in Schedule 2.2(b)(i) of the Company Disclosure Schedule (which lists the respective holders, the numbers of underlying shares, the grant dates, the vesting schedule, and the exercise price, if applicable), there are no  outstanding rights, subscriptions, phantom stock rights, warrants (including Company Warrants), calls, preemptive rights, convertible or exchangeable securities, options (including Company Options) or other agreements or commitments of any kind to purchase or otherwise to receive from the Company, currently or after the passage of time or occurrence of any other event, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the Company Stock or any other security of the Company or any right to Merger Consideration (collectively, “Purchase Rights”). The Company has previously made available to the Buyer true and correct copies of all the agreements and other instruments with respect to its outstanding Purchase Rights. Except as set forth in Schedule 2.2(b)(i), no Purchase Right has been repurchased, redeemed, terminated or forfeited other than for no consideration pursuant to its terms.  The Company may, acting unilaterally and without consent or approval from any holder of any Company Options, take the actions set forth in this Agreement and in the Ancillary Agreements with respect to the treatment of vested and unvested Company Options as set forth on Schedule 2.2(b)(i), without violating any provision of the Company Certificate of Incorporation, the Company Equity Plan or applicable Law.

(c) Subsidiaries. Except as set forth in Schedule 2.2(c)(i) of the Company Disclosure Schedule, the Company has no direct or indirect Subsidiaries and has never had a direct or indirect Subsidiary or an equity or other right, subscription, phantom stock right, warrant, call, preemptive right, convertible or exchangeable security, option or other agreement or commitment of any kind to purchase or otherwise to receive from a Person, currently or after the passage of time or occurrence of any other event, any security of such Person (other than marketable securities held for investment purposes only prior to the date hereof ).  Except as set forth on Schedule 2.2(c)(ii) of the Company Disclosure Schedule, each of the Subsidiaries is wholly-owned by the Company and neither the Company nor any of the Subsidiaries is, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement and none of the Company, any of the Subsidiaries or any of their respective properties or assets is currently subject to, bound by or has any obligations under any such partnership, joint venture or similar business arrangement.  Each Subsidiary is duly qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect. Each Subsidiary has made all corporate filings and filed all statutory accounts required by applicable Law, including with respect to German Sub the filings required pursuant to Sections 325 et seqq. of the German Commercial Code (Handelsgesetzbuch).  For clarity corporate filings and statutory accounts do not include Tax Returns.  Schedule 2.2(c)(iii) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which each Subsidiary has facilities, maintains an office, branch or permanent establishment or has a current Employee.  Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation.  Each Subsidiary has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its Business as now being conducted.  None of the Subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(d) German Sub. German Sub is a limited liability company (Gesellschaft mit beschränkter Haftung), which has its registered office at Agnes-Pockels-Bogen 1, c/o RPI Roehm + Partner Ltd., 80992 München.  German Sub has its place of effective management (Verwaltungssitz) in Germany.  It is registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 189811. The registered share capital (Stammkapital) of German Sub amounts to EUR 25,000. It is divided into 25,000 shares (Geschäftsanteile) with a nominal value of EUR 1 each. There are no agreements which require the allotment, issue or transfer of any debentures in, or securities of, the German Sub. The Company is the unrestricted legal and beneficial owner of all of the 25,000 shares in German Sub. The shares in German Sub have been validly issued in compliance with applicable law and are fully paid up. All contributions on the shares have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, and there have been no payments or transactions in breach of Section 30 of the German Limited Liability Company Act (GmbHG). There are no obligations to make further contributions (keine Nachschusspflichten). Except as set forth in Schedule 2.2(d) of the Company Disclosure Schedule, the shares in German Sub are not pledged (verpfändet), attached (gepfändet) or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), sub-participation (Unterbeteiligung) or similar arrangement, (ii) pending transfer or other disposition (Verfügung), (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholders’ resolution on the redemption (Einziehung) of shares. There are no silent partnerships (stille Beteiligungen), stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any nature (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other similar attribute of German Sub. German Sub is not a party to any enterprise agreement (Unternehmensvertrag) within the meaning of Section 291 et seq. of the German Stock Corporation Act (Aktiengesetz) or any equivalent agreement under the laws of any jurisdiction. True and complete copies of (i) the current commercial register extract of German Sub, (iii) the list of shareholders as on file with the commercial register, (iii) any pending register applications regarding German Sub, if any, (iv) the current version of the articles of association of German Sub and (v) any pending shareholders resolutions or other statements to change such articles have been made available to the Buyer. Such documents accurately reflect the current corporate status of German Sub. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding German Sub, and there are no circumstances which would require or justify the opening of or application for such proceedings. German Sub is neither illiquid nor over-indebted.

(e) Distribution of Merger Consideration. The distribution of Merger Consideration set forth on the Allocation Certificate is in accordance with the Company Certificate of Incorporation.

2.3 Authority; Enforceability. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company except for the Stockholder Approval. This Agreement has been, and the Ancillary Agreements to which the Company is a party, when delivered at the Closing will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, by the Buyer and the Merger Sub, this Agreement constitutes, and the Ancillary Agreements to which the Company is a party when executed and delivered, will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

2.4 No Breach; Consents.                                           The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which the Company is a party, by the Company and the consummation of the Transactions by the Company do not and, with or without notice or lapse of time or both, will not, in each case: (a) violate any provision of the Company Certificate of Incorporation or the Company Bylaws; (b) violate in any material respect, conflict in any material respect with or result in the material breach of any of the terms or conditions of, result in material modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate any rights under, or constitute a default under, any Material Contract, except as set forth on Schedule 2.4 of the Company Disclosure Schedule; (c) violate any Order against, or binding upon, the Company or upon its properties, assets or business or, to the Company’s Knowledge, its securities; (d) violate, in any material respect, any Law of any jurisdiction or any Permit held by the Company; or (e) result in the creation of any Lien on any of the material assets or properties of the Company.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation by the Company of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act and any other applicable antitrust or competition Laws (collectively, “Antitrust Laws”) and except for the filing of the Certificate of Merger under the DGCL.

2.5 Certificate of Incorporation and Bylaws; Corporate Records.  Except as set forth on Schedule 2.5 of the Company Disclosure Schedule, the Company has previously made available to the Buyer true and complete copies of (a) the Company Certificate of Incorporation, certified by the Secretary of State of Delaware, and the Company Bylaws, in each case as amended and as presently in effect, and (b) the minute books since January 1, 2011, and stock records of the Company.  The minute books contain, respectively, records of all meetings and consents in lieu of meetings of the board of directors or other governing body of the Company and of the Stockholders since the time of the Company’s incorporation that are true, accurate and complete in all material respects. The Company has not violated and is not in violation of the Company Certificate of Incorporation, the Company Bylaws or other organizational or governing documents.

2.6 Financial Statements; Internal Control.

(a) Attached as Schedule 2.6(a)(i) of the Company Disclosure Schedule are copies of the audited, consolidated balance sheet of the Company as at December 31, 2013, and the audited, consolidated balance sheets of the Company as of December 31, 2012 and 2011 (the December 31, 2013 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the audited, consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2013, and the audited, consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2012 and 2011, in each case with the opinion of McGladrey LLP, the Company’s independent auditor, thereon. Also attached as Schedule 2.6(a)(ii) of the Company Disclosure Schedule are copies of the unaudited, consolidated balance sheet of the Company as of June 30, 2014 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date”, as applicable) and the unaudited statements of operations and cash flows of the Company for the six-month period then ended (collectively, the “Interim Financials”).

(b) As used in this Agreement, “Financial Statements” means the financial statements referenced in Section 2.6(a) above, “Audited Financial Statements” means the 2013, 2012 and 2011 audited, consolidated financial statements referenced in Section 2.6(a) above and “Unaudited Financial Statements” means the Interim Financials referenced in Section 2.6(a) above.  Except as set forth in Schedule 2.6(b) of the Company Disclosure Schedule, (i) the Audited Financial Statements and the notes thereto, if any, and to the Company’s Knowledge, the Unaudited Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company at the respective dates thereof and for the periods then ended, and (ii) the Audited Financial Statements and Unaudited Financial Statements were prepared in accordance with the books and records of the Company in conformity with GAAP consistently applied during the periods covered thereby, except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments which are not, individually or in the aggregate, material. None of the Financial Statements contain any material, non-recurring items, except as expressly set forth therein.

(c) The general ledgers and books of account of the Company are complete and correct in all material respects.

(d) The Company has in place systems and processes that are customary and adequate for a private company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Audited Financial Statements and Unaudited Financial Statements, including that (A) transactions are executed and access to assets is given only in accordance with management’s general or specific authorization; and (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets, and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Audited Financial Statements and Unaudited Financial Statements.  Neither the Company nor to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Audited Financial Statements and Unaudited Financial Statements.  To the Company’s Knowledge, there have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Audited Financial Statements and Unaudited Financial Statements.

(e) To the Company’s Knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company or its operations.

(f) During the periods covered by the Audited Financial Statements, the Company’s external auditor was independent of the Company and its management.

2.7 Absence of Undisclosed Liabilities. The Company has no Liabilities that are required to be reflected in financial statements prepared in accordance with GAAP, except Liabilities (i) stated or adequately reserved against on the face of the Interim Balance Sheet, (ii) constituting Transaction Expenses, and (iii) incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice or that do not exceed $50,000 individually or $100,000 in the aggregate; provided, however that clause (iii) of this Section 2.7 shall not apply to any Liability for Taxes, which are separately addressed in Section 2.10 (Tax Matters).  Neither the Company nor any of the Subsidiaries has any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).  Schedule 2.7 of the Company Disclosure Schedule lists: (i) the long-term portion of any Customer Prepayments as of the Interim Balance Sheet Date, (ii) all notes payable of the Company and other Company Debt as of the Agreement Date, or (iii) each Lien to which the Company or its properties, assets or undertakings is subject or bound (other than Permitted Liens) and each agreement with respect thereto as of the Agreement Date.  The Company has not, at any time: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against it, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets; (iv) admitted in writing its inability to pay its debts as they become due; or (v) been convicted of, or pleaded guilty or no contest to, any felony.  Neither the Company nor any of the Subsidiaries is insolvent.

2.8 Accounts and Notes. Schedule 2.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all notes and accounts receivable of the Company (“Accounts Receivable”) as of the Interim Balance Sheet Date and identifying the respective responsible entity and including the aging thereof.  Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, all such Accounts Receivable arose out of the provision of services or the sales of goods in the ordinary course of business, are valid obligations and are not subject to set-off or counterclaim, and, to the Company’s Knowledge, are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts (a) set forth in the Interim Balance Sheet with respect to Accounts Receivable reflected in the Interim Balance Sheet or incurred after the Interim Balance Sheet Date in the ordinary course of business or (b) set forth on Schedule 2.8 of the Company Disclosure Schedule.  Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, no discount or allowance from any Accounts Receivable has been made or agreed to since the Interim Balance Sheet Date other than in the ordinary course of business and consistent with past practice, and none of the Accounts Receivable shown on either the Interim Balance Sheet or Schedule 2.8 of the Company Disclosure Schedule represents billings before actual receipt of a purchase order or a signed contractual commitment. To the Knowledge of the Company, none of the customers and other debtors whose obligations comprise the Accounts Receivable shown on the Interim Balance Sheet is subject to a bankruptcy or insolvency proceeding and, to the Knowledge of the Company, none of such Accounts Receivable has been made subject to an assignment for the benefit of creditors. Since the Interim Balance Sheet Date, (x) the collection of Accounts Receivable by the Company has been pursued in the ordinary course consistent with past practice and without any acceleration thereof, and (y) there has been no sale or other disposition to a third party of any Accounts Receivable by the Company.  All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company.  All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company.

2.9 Absence of Certain Changes. Since the Interim Balance Sheet Date, except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no change, event or circumstance in or affecting the assets, property, financial affairs or business of the Company that would reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance, and except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no:

(a) incurrence of any indebtedness for borrowed money, or cancellation or modification of any material debt or claim owing to, or waiver of any material right of, the Company;

(b) purchase, sale, lease, license or other disposition of, or creation of any Lien (other than Permitted Liens) on,  any properties or assets of or by the Company, with a value, individually in excess of $25,000 or in the aggregate in excess of $50,000, other than in the ordinary course of business consistent with past practices;

(c) (i) declaration, setting aside or payment of any dividend or distribution by the Company or the making of any other distribution in respect of any shares of the Company Stock, (ii)  split, combination or reclassification of any Company Security, (iii) issuance or authorization of the issuance of any Company Security or any Purchase Right in respect thereof (other than pursuant to Company Options), or (iv) through the Agreement Date, transfer of any Company Security or any Purchase Right in respect thereof;

(d) change in the compensation paid or payable by the Company to any of its Employees or individual independent contractors other than normal increases granted to Employees making less than $80,000 per year in the ordinary course of business consistent with past practice, or any obligation or liability incurred by the Company to any of its Stockholders, individual independent contractors or Employees, or any loans or advances made by the Company to any of its Stockholders, independent contractors or Employees, except, in each case, for normal compensation and expense allowances payable in the ordinary course of business consistent with past practices;

(e) Employee terminations, redundancies and/or layoffs, excluding, in all cases, termination of Employees with poor performance ratings or for cause;

(f) work stoppage or labor strike, works council formation or written notice of any action, suit, claim, demand, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(g) (i) granting of severance or termination pay or benefits to any Employee, individual consultant or individual contractor or entering into any agreement with respect thereto, except in the ordinary course of business, (ii) adoption or amendment of any Change in Control Agreement or severance plan, or (iii) entering into any employment agreement or extension of any employment offer or agreement to pay any bonus or special remuneration to any Employee, except in the ordinary course of business;

(h) adoption, amendment, or termination of any Employee Benefit Plan, any material increase in benefits provided under any Employee Benefit Plan or any promise or commitment to undertake any of the foregoing in the future;

(i) payment or discharge of a Company Debt, material Lien or material Liability of the Company other than in the ordinary course of business consistent with past practices;

(j) entering into of any Material Contract by the Company, any termination, extension, amendment or modification of the material terms of any Material Contract, by the Company, or any waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practice;

(k) other than with respect to Transaction Expenses, transaction by the Company, except in the ordinary course of business and consistent with past practice and in an amount not in excess of $50,000 individually or $100,000 in the aggregate for any series of related transactions;

(l) through the Agreement Date, capital expenditure or capital commitment by the Company in any amount in excess of $50,000 in any individual case or $100,000 in the aggregate;

(m) (i) failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, or (ii) request by the Company to accelerate the payment of any accounts receivable;

(n) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business and consistent with past practice;

(o) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance) or, through the Agreement Date, loss of any material business, including the receipt of any written notification from any material customer that such customer intends to discontinue, terminate or materially reduce its relationship with the Company;

(p) (i) transfer, sale or abandonment by the Company of any rights to the Company Owned Intellectual Property (provided that the Company shall not be required prior to the Closing Date to make any filings, registrations or take any prosecution actions with respect to such Company Owned Intellectual Property that it would not take in the ordinary course of business consistent with past practice) or the entering into of any license agreement (other than non-exclusive customer license agreements entered into by the Company in the ordinary course of business consistent with past practice that do not include any rights with respect to source code), distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company Owned Intellectual Property with any Person, (ii) purchase or other acquisition of any rights to Intellectual Property or the entering into of any license agreement, distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the rights to Intellectual Property of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software), or (iii)  material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed rights to Intellectual Property to the Company (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or entering into, or amendment of, any agreement with respect to the development of any rights to Intellectual Property with a third party (other than ordinary course Company Product configuration for customers);

(q) amendments or changes to the Company Certificate of Incorporation or Company Bylaws or to the organizational documents of any of the Subsidiaries;

(r) commencement or notice or, to the Company’s Knowledge, written threat of commencement, of any lawsuit or proceeding against or investigation of the Company or its affairs, or commencement of any litigation by the Company, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) change in accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to cash management practices), or billing or collection policies, used by the Company;

(t) revaluation by the Company of any of its assets, including the writing down of the value of inventory or writing off of notes or accounts receivable in an amount in excess of $50,000, except in the ordinary course of business consistent with past practice or, with respect to the writing down of the value of inventory, except as required by GAAP; or

(u) agreement or understanding, whether in writing or otherwise, obligating the Company to take any of the actions specified above, except as specifically contemplated hereby.

2.10 Tax Matters.

(a) Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, all Tax Returns required to be filed by the Company have been timely filed. All such Tax Returns are true, correct, and complete in all material respects, and all Taxes owed by the Company, whether or not shown on any Tax Return, have been paid when due. Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, no claim has ever been made in writing by any taxing authority in any jurisdiction which the Company does not file that the Company is or may be subject to taxation by that jurisdiction.

(b) All Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(c) No audit or other similar examination is currently pending with respect to any Tax Return of the Company and the Company has not received any written notice from any taxing authority that an audit or other review is forthcoming. No deficiency for any Taxes has been asserted, proposed, or threatened against the Company in writing, which deficiency has not been paid in full, and the Company has not been notified of any such deficiency which is reasonably likely to be asserted. No issue relating to the Company or involving any Tax for which the Company might be liable has been resolved in favor of any taxing authority in any audit or examination that, by application of the same principles, would reasonably be expected to result in a deficiency for Taxes of the Company for any other period. The Company has not participated or engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(d) Schedule 2.10(d) of the Company Disclosure Schedule lists all United States federal, state and local, and all foreign income Tax Returns filed with respect to the Company for periods ending on or after December 31, 2011, and indicates those Tax Returns that have been audited or subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of audit or such examination. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation (or any other period during which any Tax can be assessed) applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and no closing agreement (within the meaning of Section 7121 of the Code) relating to the Taxes of the Company is currently in force. The Company has delivered to the Buyer, or made available the true, complete and correct copies of all Tax Returns of the Company for which the statute of limitations has not terminated, and all audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to the Company (or, insofar as such items relate to the Company, by or to any affiliated, consolidated, combined, or unitary group of which the Company was then a member).

(e) The unpaid Taxes of the Company for all taxable periods (or portions thereof) ending (i) on or before the Interim Balance Sheet Date did not, as of such date, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereof) and (ii) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of the Company after the Interim Balance Sheet Date and through the Closing Date and the Transactions in accordance with the past customs and practice of the Company in filing its Tax Returns.

(f) The Surviving Corporation will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the

Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(g) No person holds the Company Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any holder of the Company Stock of any portion of the consideration payable hereunder with respect to Company Stock held by such holder will result in compensation or other income to such person with respect to which the Buyer or the Surviving Corporation would be required to deduct or withhold any Tax, except with respect to such amounts (such as, for example, imputed interest on deferred payments) for which withholding may be required pursuant to an IRS Form W-9 or Form W-8 provided to the applicable withholding agent, or pursuant to the presumption and other rules applicable to such payments in the absence of such forms under the Code and the U.S. Treasury Regulations thereunder.  Schedule 2.10(g) of the Company Disclosure Schedule lists (i) each person that has, to the Knowledge of the Company, disposed since January 1, 2014 of any Company Stock in a transaction that would constitute a “disqualifying disposition” (as defined in Section 421(b) of the Code) together with a schedule of the stock disposed of in such transaction and the exercise date of the option pursuant to which such stock was acquired and (ii) each person for whom the Transactions would constitute a disqualifying disposition.

(h) The Company has never been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. The Company has no liability for the Taxes of any other Person under U.S. Treasury Regulation §1.1502-6 (or any similar provision of applicable federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions, and the Company was not the subject of any such distribution pursuant to any transaction with respect to which the Company has agreed to or is otherwise obligated to indemnify any person for any Tax resulting from or attributable to such transaction.

(j) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) The Company is not a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any “gross-up” and indemnification provisions in commercial lending contracts and other contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

(l) Schedule 2.10(l) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment (noting for each jurisdiction, which categorization is applicable). The Company has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8.  The Company has not transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) Notwithstanding anything to the contrary contained in this Agreement, the Company makes no representations and warranties with respect to the amount, validity or usability of its net operating losses, Tax basis in its assets, Tax credits, or other Tax attributes for taxable periods beginning after the Closing Date.  The representations and warranties set forth in this Section 2.10 and in the FIRPTA Certificate delivered pursuant to Section 9.10 shall constitute the only representations and warranties by the Company with respect to Taxes and the other matters set forth herein.

2.11 Compliance with Laws; Permits.

(a) The Company is not and has not been in violation of any Order binding upon it, or of any applicable Law, ordinance or regulation of any Governmental Entity applicable to its Business or assets, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Entity of any such violation or noncompliance, and there has been no citation, fine or penalty imposed or, to the Company’s Knowledge, asserted against the Company for any violation of such laws, regulations or ordinances.

(b) The Company has in full force and effect, and is in compliance with, all licenses, permits and other approvals (“Permits”) of any Governmental Entity required for the conduct of the Business as presently conducted or to hold any interest in its properties or assets, except where the failure to have or so comply would not have a Material Adverse Effect. All such Permits are described in Schedule 2.11 of the Company Disclosure Schedule, and true and correct copies thereof have previously been made available to the Buyer. No proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.

(c) German Sub has not received, applied for or used any public grants (Zuschüsse), allowances, aids or other subsidies (Subventionen) in whatever form.

2.12 Actions and Proceedings. Except as set forth in Schedule 2.12 of the Company Disclosure Schedule, there is no outstanding Order against or involving the Company, any of its assets or properties, or any of its directors or officers in their capacities as such. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its assets or properties or any of its directors or officers in their capacities as such or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.  To the Company’s Knowledge, there is no fact, event or circumstance that would reasonably be expected to give rise to any suit, action, claim, investigation or proceeding which individually or in the aggregate would have a Material Adverse Effect.

2.13 Contracts and Other Agreements.

(a) Contracts and other agreements, whether written or binding oral (“Contracts”) described in this subsection, to which the Company is a party or by or to which it or any of its assets or properties are bound or subject are referred to herein collectively as “Material Contracts”:

(i) agreements with any current or former Stockholder (including, to the Company’s Knowledge, any of their respective Affiliates) or any Employee or individual independent contractor of the Company or to the Company’s Knowledge, with any entity in which any of the foregoing is an officer, director or five percent (5%) or greater Stockholder and pursuant to which the Company or such other party has current or future obligations or liabilities in excess of $50,000 in any fiscal year, excluding salary and bonuses of Employees;

(ii) contracts and other agreements pursuant to which the Company or the other party thereto has current or future obligations or liabilities in excess of $50,000 in any fiscal year and that are required to be disclosed on Schedule 2.26 of the Company Disclosure Schedule;

(iii) contracts and other agreements with any labor union, works council or association representing any Employee;

(iv) contracts and other agreements for the procurement by the Company (including by purchase or license) of software, materials, supplies, equipment, merchandise or services, for an amount in excess of $100,000 per annum;

(v) contracts and other agreements for the sale or license by the Company to any third party of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, that involves recurring subscription or license revenue in excess of $200,000 per annum;

(vi) contracts and other agreements for the exclusive license of any of the assets or properties of the Company not described in clause (v) or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties;

(vii) strategic partnership, alliance, joint development and joint marketing agreements, and joint venture agreements;

(viii) contracts and other agreements that obligate the Company to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;

(ix) contracts and other agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements (except for customer contracts containing rebating of charges arrangements in the ordinary course of business consistent with past practice), including contracts containing any Most Favored Customer Provision;

(x) contracts or other agreements under which the Company agrees to indemnify any party for material Tax liabilities of such party or to share a material Tax liability of any party;

(xi) contracts and other agreements containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service, or (B) acquire property (tangible or intangible);

(xii) contracts and other agreements relating to the acquisition or disposition by the Company of any operating business or the capital stock or other securities of any other Person;

(xiii) contracts and other agreements requiring the payment to any person of a commission, success fee or royalty, other than to Employees in the ordinary course of business;

(xiv) contracts and other agreements outside the ordinary course of business consistent with past practice pursuant to which the Company may collect any Personal Information from any third parties;

(xv) mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;

(xvi) research, development (whether contracted or shared), and manufacturing agreements;

(xvii) reseller or distributorship agreements, original equipment manufacturer (OEM) agreements, or systems integrator agreements;

(xviii) leases, financing agreements, subleases or other agreements under which the Company is lessor or lessee of any real or personal property;

(xix) licenses, sublicenses and other agreements required to be listed in Schedule 2.16(c) of the Company Disclosure Schedule; and

(xx) contracts with Governmental Entities.

(b) Schedule 2.13 of the Company Disclosure Schedule contains a true, correct and complete list of all Material Contracts numbered as appropriate under subsection (a) hereof. The Company has made available to the Buyer true and complete copies of all Material Contracts and all amendments or other modifications thereto or, in the case of oral Material Contracts, complete and accurate descriptions in all material respects.  All the Material Contracts are valid, in full force and effect, and binding upon the Company and, to the Knowledge of the Company, on the other party (ies) thereto. As of the Agreement Date, no written notice of termination or amendment of any Material Contract has been given to the Company by any other party thereto. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and, to the Knowledge of the Company, no event has occurred nor does any condition exist that with notice or lapse of time or both would constitute a default by the Company or any such other party thereunder.  The Company is in compliance with all material (i) delivery requirements, (ii) time lines, (iii) schedules, and (iv) time of performance requirements and other material milestones under all Material Contracts.  The Company has not incurred any significant cost over-runs on any Material Contract, and the Company has no reasonable basis to believe that it will incur any such significant cost over-runs.

(c) There is no Contract or Order to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any current business practice of the Company or any of its present Affiliates; (b) any acquisition of property (tangible or intangible) by the Company or any of its present Affiliates; (c) the conduct of the Business by the Company; or (d) except as set forth on Schedule 2.13(c) of the Company Disclosure Schedule, the freedom of the Company or any of its present Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present Affiliates or otherwise. Without limiting the generality of the foregoing and except as set forth in Schedule 2.13(c) of the Company Disclosure Schedule, the Company has not (x) entered into any Contract under which the Company or any of its present Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market, or (z) entered into any Contract that will bind the Buyer or any of its Affiliates with respect to the Buyer’s or the Buyer’s Affiliates’ own customers, products or services.

2.14 Real Estate. The Company does not own, and has never owned, any real property or any buildings or other structures, in each case together with all build-out, fixtures and improvements created thereon (except as set forth in Schedule 2.15 of the Company Disclosure Schedule), and does not have any options or any contractual obligations to purchase or acquire any interest in real property. All leasehold interests of the Company (including leases, subleases, financing agreements and other agreements) are set forth in Schedule 2.13(a)(xviii) of the Company Disclosure Schedule (including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto), and such interests are subject to no Liens other than Permitted Liens. With respect to such leasehold interests: (a) there are no disputes between the Company and the respective landlord, oral agreements or forbearance programs in effect as to the lease or sublease; (b) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (c) to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of the applicable Governmental Entities (including Permits) required to be obtained in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; (d) all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of the Business of the Company as currently conducted and for the operation of said facilities; and (e) all scheduled rent and other material charges currently due and payable thereunder, have been paid, except for liabilities reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business thereafter.

2.15 Tangible Property. The equipment, materials, tangible prototypes, tools, supplies, furniture, leasehold improvements, fixtures, vehicles, and any related capitalized items, in each case whose book value is a material part of the Interim Balance Sheet (except to the extent disposed of on an arms-length basis since the Interim Balance Sheet Date), and all other tangible property material to the Business of the Company (collectively, the “Tangible Assets”), are in good operating condition and repair, reasonable wear and tear excepted, and have received commercially reasonable maintenance, and the Company has not received any written notice that any Tangible Asset is in violation of any existing Law or any building, zoning, health, safety or other ordinance, code or regulation.  The Tangible Assets of the Company are adequate and sufficient, in all material respects, for the conduct of the Business as currently conducted.  Schedule 2.15 of the Company Disclosure Schedule sets forth as of the Agreement Date all Tangible Assets of the Company and the Subsidiaries with an individual book value of greater than $50,000, and sets forth the original cost and book value of each such asset.

2.16 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated:

(i) “Intellectual Property” means all intellectual property rights of every kind including all: (A) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) trade secrets and other confidential or proprietary information (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (H) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (I) moral right or other right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (J) goodwill associated with any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property owned by, or licensed to, the Company and used or held for use by the Company in the creation, production, distribution, marketing, offering or sale of any Company Products.

(iii) “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Company.

(iv) “Company Products” means all of the products marketed, licensed, maintained, supported, sold or offered for sale by the Company (including all content, components, elements, toolkits, computer programs, software (both in object code and source code), firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of the Company), and any services performed by or on behalf of the Company.

(b) Schedule 2.16(b) of the Company Disclosure Schedule hereto contains a complete and accurate list of (i) all Company Owned Intellectual Property included in clauses (A) through (C) and (G) of the definition of Intellectual Property that is registered, or subject to an application for registration, with any Governmental Agency (collectively, “Company Registered Intellectual Property”); (ii) each Company Product that is currently marketed, licensed, sold or offered for sale by the Company as a separate product offering; and (iii) all material unregistered trademarks included in the Company Owned Intellectual Property.

(c) Schedule 2.16(c) of the Company Disclosure Schedule contains a complete and accurate list of (i) all Contracts that include licenses or other rights granted by the Company to any Person with respect to any Company Intellectual Property (“Licenses Out”) (excluding non-exclusive license agreements entered into by the Company in the ordinary course of business consistent with past practice that do not include any rights with respect to source code, including such Contracts with current customers and end-users, distribution agreements (including any such VAR, OEM or similar agreement) and reseller agreements; provided, that such exclusion shall only apply to agreements (other than click through agreements) that were entered into by the Company prior to July 22, 2013), and (ii) all Contracts that include licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (“Licenses In”) (excluding Contracts related to off-the-shelf shrink wrap, click through or similar licenses for commercially available software that is licensed to the Company in the ordinary course of business or is otherwise easily obtainable without material expense), in the case of clause (ii) identifying the subject Company Intellectual Property, describing the material terms of such licenses, the royalties paid or received by the Company under such licenses and whether or not each such license is exclusive or non-exclusive (Licenses In and Licenses Out, collectively, the “IP Licenses”). Except as set forth on Schedule 2.16(c) of the Company Disclosure Schedule, the Company is not and will not be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property (other than sales commissions paid to Employees).  The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not, as the result of the operation of any Contracts to which the Company is a party, impair the rights of Buyer or the Surviving Corporation (or any of the Subsidiaries) to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Company Intellectual Property and rights to the Company Intellectual Property licensed to the Company pursuant to the IP Licenses where the Company is the licensee, to the same extent that the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Surviving Corporation (or any of the Subsidiaries) would otherwise be required to pay.

(d) Except as set forth on Schedule 2.16(d)(i) of the Company Disclosure Schedule, the Company (i) owns exclusively the Company Intellectual Property which is owned or purported to be owned by the Company and (ii) is a party to a valid and binding, express, royalty-free, and fully paid up license for the Company Intellectual Property licensed to the Company (excluding Contracts related to off-the-shelf shrink wrap, click through or similar licenses for commercially available software that is licensed to the Company in the ordinary course of business or is otherwise easily obtainable without material expense); and the Company Intellectual Property constitutes all Intellectual Property necessary for the conduct of its Business as currently conducted, including the development, production, maintenance, support, distribution, marketing or sale of Company Products. The Company has not violated, misappropriated or infringed, is not violating, misappropriating or infringing and, by conducting its Business as currently conducted, will not violate, misappropriate or infringe, (A) any Intellectual Property of any other Person, other than rights of any other Person under any patent, and (B) to the Company’s Knowledge, the rights of any other Person under any patent.  Except set forth on Schedule 2.16(d)(ii) of the Company Disclosure Schedule, the Company has not received any notice or communication from any Person claiming any violation, misappropriation or infringement by the Company of another Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, each item of Company Registered Intellectual Property is in compliance with all legal requirements and is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the Knowledge of the Company, there is no threatened or reasonably foreseeable loss or expiration of any Company Registered Intellectual Property.  Except as set forth on Schedule 2.16(e) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within 120 days of the Agreement Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to United States Patent and Trademark Office or foreign equivalent, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing such Company Registered Intellectual Property.

(f) Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, none of the Company Products incorporates, includes, is distributed together with, or is compiled with, or  linked with any Open Source Materials, and there are no current plans to incorporate, include, distribute together with, compile with, or link with any additional Open Source Material and the Company Products. Schedule 2.16(f)(i) of the Company Disclosure Schedule describes the license under which each of the excepted Open Source Materials is licensed to the Company; and with which of the Company Product(s) the excepted Open Source Materials were incorporated, included, distributed together with, compiled with, or linked with.  The Company has complied with all of the requirements of each license applicable to any Open Source Materials used or distributed by it. Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, the Company has not provided (nor is it obligated to provide, nor will the closing of the Transactions obligate the Company to provide) the source code for any of the Company Products to any other Person (other than escrow agents pursuant to a source code escrow Contract with the Company). The Company has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of the Company Products to create such source code, except as may be required by law. Except as set forth on Schedule 2.16(f)(ii), all copies of the Company Products distributed in connection with the Business have been distributed solely in object code form.  Except as set forth on Schedule 2.16(f)(ii) of the Company Disclosure Schedule, neither the Company, nor to the Knowledge of the Company any other Person, has published or otherwise made public any of the Company’s proprietary software included in the Company Products, other than through licensing of object code versions.  Each copy of the Company Products distributed by the Company was at the time of distribution, and to the Knowledge of the Company is, the subject of a valid, existing and enforceable license agreement.

(g) The Company has taken all appropriate steps to protect its rights in, and the confidentiality of, the Company Intellectual Property, and all other confidential or proprietary information belonging to the Company, developed by the Company, or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its Employees, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning to the Company all rights in any Intellectual Property developed for the Company, copies of forms of which have been made available to the Buyer, and all Employees and all consultants and contractors of the Company, have executed such an agreement. The Company has recorded all assignments of any Company Registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded. To the Knowledge of the Company, no Employee, consultant or independent contractor of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such Employee’s duties to the Company, or that could conflict with the conduct of the Business.

(h) Except as set forth in Schedule 2.16(h) of the Company Disclosure Schedule, no Person has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third Person; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third Person; or (iii) interfered or may be interfering in the employment relationship between such third Person and any of its employees. To the Knowledge of the Company, no Person employed by or affiliated with the Company has used or proposes to use any trade secret or any information or documentation proprietary to any other Person (other than pursuant to a License In) in connection with the Business or any Company Products.

(i) The Company has taken all reasonable steps to protect its Company Intellectual Property and its rights thereunder, and, to the Knowledge of the Company, no such rights to the Company

Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company, except for such issuances, registrations or applications that the Company has abandoned, or permitted to expire or be cancelled, in its reasonable business judgment. The Company is not and, to the Knowledge of the Company, no other party to the Licenses Out relating to Company Owned Intellectual Property is, in breach of, or default (with or without notice or lapse of time, or both) under, its obligations under such arrangements. The Company has implemented and maintained in effect reasonable security measures, consistent with general industry practices, with respect to third-party source code or other rights of any third party in any trade secrets, in each case, including in the Company Intellectual Property. If the terms of any License In require that customers of the Company enter into license or sublicense agreements with the Company to use the Company Intellectual Property that is the subject of such License In, then the Company has procured all such licenses or sublicenses from its customers.

(j) The Company owns or has valid licenses for, and possesses, all of the source code for Company Products owned, distributed or presently supported by the Company, in each case, to the extent such source code was either developed by or for the Company or licensed and made available to the Company in source code form. The software developed by the Company for the Company Products has been written in a way that such software may be understood in a commercially reasonable manner by reasonably competent programmers certified in the applicable programming languages. For the avoidance of doubt, the software referred to in the preceding sentence shall include any and all bug tracking, source code management and other information technology systems that have been programmed, designed or otherwise developed in any way by or on behalf of the Company.

(k) Except as set forth in Schedule 2.16(k) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any Contract under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person, (ii) permitted the rights of the Company in any such Company Intellectual Property to lapse or enter the public domain, except for such issuances, registrations or applications of or for Intellectual Property that the Company has abandoned, or permitted to expire or be cancelled, in its reasonable business judgment, (iii) entered into any Contract under which it has granted any covenant not to sue, assert or exploit any such Company Intellectual Property, or (iv) entered into any Contract under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any such Company Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the Transactions and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in any release of any source code of the Company Products or related materials from escrow under, or give rise to a right of, or result in, termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any IP License to which the Company is a party or to which any of their respective properties or assets is subject, or to a loss of a benefit related thereto, or result in the creation of any Lien in or upon, any Company Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to any Company Intellectual Property.

(l) Except as set forth in Schedule 2.16(l) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by any Person for the Company and is used to create, modify, compile, operate, support or is incorporated into any Company Products, the Company has a written agreement with such Person with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up, non-terminable license to all such Person’s rights in such Intellectual Property.

(m) Except as set forth in Schedule 2.16(m) of the Company Disclosure Schedule, the Company has not (i) provided any services pursuant to Contracts that contemplate an engagement for services that would lead to ownership by a third party of Intellectual Property created in connection with such services (whether “works for hire” or otherwise) or (ii) created any customized Intellectual Property for any of its customers pursuant to any Contracts with such customers or otherwise that is used in the Company Products and for which such customer could claim or has claimed ownership.

(n) No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property. To the Knowledge of the Company, no Employee, agent, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has (i) performed services for the government, university, college or other educational institution or research center, or any other Person during a period of time during which such Employee, consultant or independent contractor was also performing similar services for the Company, or (ii) entered into a Contract with such an entity providing for any license to such Company Owned Intellectual Property.

(o) Except as set forth in Schedule 2.16(o) of the Company Disclosure Schedule, the Company Products conform in all material respects to the written specifications therefor and as the Company has warranted to its customers, and to the Knowledge of the Company, are free from significant or material defects. To the Knowledge of the Company, the Company Products do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, malware, spyware, bugs, faults or other devices or effects created or intentionally included in the Company Products to (i) enable or assist or could enable or assist any Person to access without authorization the Company Products; or (ii) disrupt the permitted operation of the Company Products, except as expressly disclosed in its documentation; or (iii) have or could have an adverse impact on the operation of other software or operating systems on which the Company Products operate.

(p) Except as set forth in Schedule 2.16(p) of the Company Disclosure Schedule, none of the Company Owned Intellectual Property or the Company Products includes any cryptographic programs, algorithms, hardware or technology (whether used for confidentiality, authentication or any other purpose) (collectively, “Encryption Functionality”) or makes any function or interface calls to Encryption Functionality provided by external software or hardware.

(q) To the Knowledge of the Company, all permits, exemptions, or licenses required for the Company and for any third party to import, use and distribute any of the Company Products pursuant to a Contract with the Company have been obtained for all jurisdictions outside the United States to or in which the Company currently sells or distributes, or may be deemed to sell or distribute pursuant to the laws of such jurisdiction, such Company Products, including with respect to any Encryption Functionality.

(r) The Company Products are authorized for export from the United States to all destinations (other than Cuba, Iran, Libya, North Korea, Sudan and Syria, Persons on the U.S. Department of Commerce Denied Persons List or Entity List, Persons on the U.S. Department of Treasury List of Specially Designated Nationals and Blocked Persons) except as listed in Schedule 2.16(r) of the Company Disclosure Schedule and any U.S. government review or authorization required for such export has been obtained, and the Company otherwise complies with all United States export license and export license exception requirements.

(s) Except as listed in Schedule 2.16(s) of the Company Disclosure Schedule, the Company Products are authorized for export from the United States under the U.S. Export Administration

Regulations with No License Required, and with no requirement of pre-export review by, or post-export reporting to, the U.S. Department of Commerce.

(t) To the Knowledge of the Company, the Company has not exported any of the  Company Products from the United States in violation of applicable Laws, including but not limited to the U.S. Export Administration Regulations.

(u) To the Knowledge of the Company, the Company has not exported any of the Company Products from the United States to any Person or destination in violation of a U.S. trade embargo or sanctions administered by the U.S. Office of Foreign Assets Control, including but not limited to exports to (i) Cuba, Iran, North Korea, Sudan or Syria, (ii) Persons on the U.S. Department of Commerce Denied Persons List or Entity List, or (iii) Persons on the U.S. Department of Treasury List of Specially Designated Nationals and Blocked Persons.

(v) All of the Company Owned Intellectual Property constitutes U.S.-origin technology pursuant to the U.S. Export Administration Regulations of the United States of America.

(w) For all United States government customers (each of which is listed on Schedule 2.16(s) of the Company Disclosure Schedule), such government customers have been provided adequate notice as required by the United States Federal Acquisition Regulations (“FAR”) and Defense Federal Acquisition Regulation Supplement (“DFARS”) that places such government customers and end users on notice that the Company Owned Intellectual Property and the Company Products are only available as a commercial item as such term is understood under FAR and DFARS and that any software included with a Company Product is commercial computer software as such term is understood under FAR and DFARs.

(x) No moral rights have been asserted or, to the Company’s Knowledge, are likely to be asserted which would affect the use of the Company Intellectual Property.

2.17 Protection of Personal Information; Information Technology Systems.  Except as set forth in Schedule 2.17 of the Company Disclosure Schedule:

(a) The Company has written privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that comply in all material respects with applicable Laws and the Company is in compliance in all material respects with its privacy and security policies and applicable Laws relating to Personal Information. In connection with the conduct of its Business, the Company has not collected any Personal Information from any third parties, except for Personal Information collected from Employees and vendors in the ordinary course of business and as a service provider for its respective SaaS customers and contact information regarding customers and prospective customers.  All consents required by applicable Law for the collection, use or disclosure of Personal Information in connection with the conduct of the Business (including disclosure to Affiliates of the Company) have been obtained.  The Company has not received any written claim or complaint regarding its collection, use or disclosure of Personal Information. As used in this Agreement, “Personal Information” means any personally identifiable information in the possession or under the control of the Company regarding any Person, including financial information and protected health information (as such term is defined under HIPAA), the use or disclosure of which is protected by applicable Laws.

(b) Without limiting the generality of the foregoing, the Company has complied in all material respects with all applicable Laws governing the use, disclosure, privacy and security of, “protected health information” as defined under HIPAA. When acting as a subcontractor to a “business associate”, in each case as defined under HIPAA, the Company has developed and implemented appropriate policies and procedures to comply with HIPAA and applicable state privacy and security laws. The Company provides privacy and confidentiality training regarding Personal Information to its employees who have access to Personal Information.  To the extent required by HIPAA, the Company has Business Associate Agreements in place with each of its customers and with each of its subcontractors and its other “business associates,” as defined under HIPAA, and each such Business Associate Agreement covers all applicable obligations of business associates and covered entities under HIPAA. The Company has not received from any governmental entity or any customer, subcontractor, or business associate of the Company, any written complaint, notice or other notification of a complaint regarding the Company’s compliance with HIPAA or any other Law applicable to Personal Information. The Company has not received written notice of any complaints, breaches, non-permitted uses or disclosures, or other incidents of alleged compromises to the privacy or security of any Personal Information. As used in this Agreement “HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), as in effect on the Agreement Date, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof, including all provisions that have been enacted as of the Agreement Date.

(c) During the five (5) years immediately prior to the Agreement Date, there has been no material breach of security that has resulted in unauthorized access by third parties to the Personal Information in the Company’s possession, custody or control. With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with applicable Laws, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d) The Computer Systems function, operate, process and compute substantially in accordance with all applicable and material Laws.  The Company has measures in place that are intended to ensure that the Computer Systems contain appropriate virus protection and that are measures intended to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to system programs and data files comprised by the Computer Systems, and, to the Knowledge of the Company, such measures have been and are being complied with in all material respects.  The Company has and maintains all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Company and its Employees to access the system programs and data files comprised by the Computer Systems.  The data processing and data storage facilities used by the Company in connection with the operation of the business are reasonably protected in respect of known security breaches.  The Company has and maintains back-up systems and disaster recovery and business continuity plans that are intended to reasonably address the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer System.  The Company is, on the Agreement Date, in possession of the object code and available user manuals for all third-party in-licensed software (other than off-the-shelf application software or other software made available pursuant to a shrink wrap, click through or similar license) which is used in the operation of and which is material to the Business as presently conducted (the “Application Software”).  The Company has made available to the Buyer, copies of any source code escrow agreements relating to the Application Software, which copies are accurate and complete in all material respects.

2.18 Title to Assets; Liens. The Company owns outright and has good title to, or, in the case of leased properties and assets, has valid leasehold interests in, all of its tangible assets and properties, including all of the Tangible Assets (collectively, the “Company Assets”), free and clear of any Lien, except for (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Interim Balance Sheet and (b) liens or other encumbrances (i) reflected in the Financial Statements, or (ii) securing the claims of materialmen, carriers, landlords and like persons, or for Taxes, fees, assessments or other governmental charges, all of which are not yet due and payable (the items described in subclauses (i) and (ii), collectively “Permitted Liens”). At the Effective Time, the Surviving Corporation will own all right, title and interest in the Company Assets, free and clear of Liens except Permitted Liens.

2.19 Business Relationships; Resellers; Warranties.

(a) Schedule 2.19(a) of the Company Disclosure Schedule sets forth a list of the top thirty (30) customers of the Company based on contracted annual recurring revenue as of June 30, 2014.  To the Knowledge of the Company and except as set forth on Schedule 2.19(a) of the Company Disclosure Schedule, as of the Agreement Date, (a) all such customers will continue purchasing, without significant reductions, products and services from the Company, (b) all suppliers, vendors and service providers which are material to the Company will continue after the Closing to sell the products and provide the services to the Surviving Corporation currently sold and provided by them, (c) no such customer and no significant supplier, vendor or service provider has terminated or, to the Knowledge of the Company threatened to terminate, its relationship with the Company, (d) no such customer and no significant supplier, vendor or service provider has decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or (e) no such customer and no significant supplier, vendor or service provider has materially changed or, to the Knowledge of the Company, threatened to change materially, its business relationship with the Company.

(b) To the Company’s Knowledge, it has not sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current and former customers or agreed to do any of the foregoing. Except for information made available to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company possesses or has any claims or rights with respect to use of such customer files and other customer information.

(c) Since December 31, 2013, there have been no material claims against the Company alleging any material defects in the Company’s services or products, or alleging any failure of such products or services of the Company to meet applicable specifications, warranties or contractual commitments. Except as set forth in Schedule 2.16(o) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company’s products and services are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.  The Company has no material liability or obligation (and to the Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation) for replacement or repair of any Company’s products or other damages in connection therewith, except for liabilities or obligations for replacement, repair or re-performance incurred in the ordinary course of business consistent with past practice or industry standards or for which an adequate reserve has been made on the Interim Balance Sheet.  Schedule 2.19(c)(i) of the Company Disclosure Schedule includes a copy of the standard terms and conditions of sale, license, or lease for each of the Company’s products.  Schedule 2.19(c)(ii) of the Company Disclosure Schedule sets forth the name of each client and project with respect to which the Company is obligated under an agreement to provide professional or consulting services after the Agreement Date (each such agreement, a “Services Agreement”).  Except as expressly set forth on Schedule 2.19(c)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, none of the Services Agreements is a “loss contract” or other similar agreement (a “Loss Contract”)

where the expected cost to complete the agreement exceeds either (i) the fees and payments to be received by the Company or applicable Subsidiary pursuant to such agreement or (ii) the Company’s budgeted expense to perform its obligations thereunder, and to the Company’s Knowledge, there is no reasonable basis to conclude that any Services Agreement will become a Loss Contract.

2.20 Employee Benefit Plans.

(a) Schedule 2.20 of the Company Disclosure Schedule contains complete and accurate lists of all Employee Benefit Plans (as defined below) currently maintained or contributed to by the Company, or pursuant to which the Company has or could reasonably be expected to have any Liability (including by reason of being or having been an ERISA Affiliate with any other person) (“Company Benefit Plan”). For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) any other formal or informal, written or oral plan, program, agreement or any arrangement designed to provide employee benefits or compensation, including salary, wages (including commissions), insurance coverage, survivor benefits, severance benefits, disability benefits, deferred compensation, bonuses (discretionary or otherwise), stock options, stock purchase, phantom stock, stock appreciation or other forms of equity-based or incentive compensation or post-retirement or post-termination compensation, in each case relating to any Employee, or current or former individual consultant, member, partner, independent contractor or agent of the Company. For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with the Company under Section 414(o) of the Code or Section 4001(b) of ERISA.

(b) The Company has made available to the Buyer true, current, accurate and complete copies (as amended to date) of (i) each Company Benefit Plan that has been reduced to writing (and, with respect to any 401(k) Plan, all prior amendments to such plan), (ii) an accurate summary of the material terms of each Company Benefit Plan that has not been reduced to writing, (iii) the Summary Plan Description for each Company Benefit Plan subject to Title I of ERISA, and in the case of each other Company Benefit Plan, any similar employee summary (including but not limited to any employee handbook description), submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, (iv) for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter or exemption determination issued by the IRS, (v) for each Company Benefit Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the three (3) preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Company Benefit Plan, and (vii) for each Company Benefit Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP), 402(g), 415 and top-heavy tests) for the most recent plan year. No employee benefit handbook or similar employee communication relating to any Company Benefit Plan nor any written communication of benefits under such Company Benefit Plan describes the Company Benefit Plan in a manner inconsistent in any material respect with the documents and summary plan descriptions relating to such Company Benefit Plan that have been delivered pursuant to the preceding sentence.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either (i) has been determined to be so qualified by the IRS and has received a favorable determination letter from the IRS to that effect, or (ii) with respect to any Company Benefit Plan that is a standardized prototype plan, has been determined to be so qualified by the IRS and has received a favorable opinion letter from the IRS to that effect, and to the Knowledge of the Company, there are no current circumstances that should result in revocation of any such favorable determination letter or opinion letter. Each Company Benefit Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, Orders or governmental rules or regulations, including ERISA, the Code, or HIPAA, whether as a matter of substantive Law or as necessary to secure favorable tax treatment, and nothing has been done or not done with respect to any Company Benefit Plan that would reasonably be expected to result in any material Liability on the part of the Company under Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Company Benefit Plan, including Form 5500 series annual reports/returns and PBGC Form 1s, have been filed. All contributions, premiums and other amounts due to or in connection with each Company Benefit Plan under the terms of the Company Benefit Plan or applicable Law have been made, and provision has been made in the Interim Balance Sheet for such contributions, premiums and other amounts that were due as of the Interim Balance Sheet Date but were attributable to service before such date.

(d) No Company Benefit Plan is or has been subject to Title IV of ERISA, Section 312 of the Code or Section 302 of ERISA. No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course).

(e) There is no pending or, to the Knowledge of the Company, threatened proceeding relating to any Company Benefit Plan, and except for routine benefit claims, to the Knowledge of the Company, there is no reasonable basis for any such proceeding. To the Knowledge of the Company, no fiduciary or any Person who is a party in interest in respect of a Company Benefit Plan within the meaning of Section 3(14) of ERISA has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the Agreement Date, would reasonably be expected to subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Sections 409, 502(i) or 502(1) of ERISA or a material violation of Section 406 of ERISA. The Transactions will not result in the assessment of a material tax or penalty under Sect 4975 of the Code or Sections 409, 502(i) or 502(l) of ERISA nor result in a material violation of Section 406 of ERISA.

(f) All Company Benefit Plans providing welfare benefits are in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and HIPAA, and such plans have been operated in compliance in all material respects with such laws and the written Company Benefit Plan documents and all required reports and descriptions of the Company Benefit Plans (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) filed with the IRS, the Department of Labor or other governmental authority.

(g) All claims for material health benefits incurred by participants and beneficiaries on or before the Closing Date are or will be fully covered or fully funded or paid up third party insurance policies or programs, and no insured arrangement involves any retrospective premium, minimum premium or similar arrangement with any of the Company’s insurers.  Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA

(“COBRA”), or applicable state and foreign laws, there are no obligations under any Company Benefit Plan providing material welfare benefits after termination of employment.

(h) Each Company Benefit Plan (provided that for purposes hereof only, Employee Benefit Plan shall not include subsection (iii) of the definition of “Employee Benefit Plan” set forth in Section 2.20(a)) can be amended, modified or terminated at the sole discretion of the Company, subject only to such constraints as may imposed by applicable law, and without penalty or cost (other than routine administrative costs).  The Company has not undertaken to maintain a Company Benefit Plan for any period of time, nor has it announced its intention, or undertaken, to modify or terminate any Company Benefit Plan or adopt any arrangement which, once established, would come within the definition of Employee Benefit Plan.

(i) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any: (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, or (iii) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.

(j) Except as otherwise disclosed on Schedule 2.20(j) of the Company Disclosure Schedule, no Employee of, consultant to, or other provider of services to the Company will be entitled to any additional benefit or the acceleration of the payment or vesting of any benefit under any Company Benefit Plan by reason of the Merger or any of the other Transactions.

(k) Except as otherwise disclosed on Schedule 2.20(k) of the Company Disclosure Schedule, the Company is not a party to any contract or agreement, plan, or arrangement, including this Agreement, that, individually or collectively with other agreements, and taking into account any transactions or payments contemplated by this Agreement, would reasonably be expected to give rise to the payment to any Person of any amount that would not be deductible by the Company by reason of Section 280G of the Code. The Company has no obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code.

(l) To the Knowledge of the Company, the Company has no material Liability, including under a Company Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an Employee, or vice-versa.

(m) Each of the Employee Benefit Plans that constitutes in any way a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in all material respects in accordance with a good faith, reasonable interpretation of Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated thereunder.

(n) With respect to each Company Benefit Plan for which a separate fund or assets is or is required to be maintained, payment has been made of all amounts required of the Company, under the terms of each such Company Benefit Plan or applicable Law (as determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date. None of the assets of any Company Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(o) As to each Employee Benefit Plan subject to the laws of any jurisdiction outside of the United States: (i) if intended to qualify for special tax treatment, such Employee Benefit Plan meets all requirements for such treatment; (ii) the fair market value of the assets of any such Employee Benefit

Plan for which a separate trust is maintained, the liability of each insurer for any such Employee Benefit Plan funded through insurance or the book reserve established for any such Employee Benefit Plan that provides retirement income but under Law is unfunded, in each case, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Employee Benefit Plan is fully funded and has been fully accrued for on the Financial Statements; and (iii) if required to be registered, such Employee Benefit Plan has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

(p) No Employee Benefit Plan nor any person who is a party in interest in respect of an Employee Benefit Plan within the meaning of Section 3(14) of ERISA with respect thereof, has engaged in a prohibited transaction which would reasonably be expected to subject the Company directly or indirectly to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(q) The allocation of the available bonus amounts under the Carve-Out Plan, copies of which are set forth on Schedule 2.20(q) of the Company Disclosure Schedule, to and among the eligible participants and in the amounts per participant is set forth on Schedule 2.20(q) of the Company Disclosure Schedule (the “Carve-Out Allocation”).  The Carve-Out Plan and the Carve-Out Allocation have been duly authorized, approved and adopted by the Company Board and, to the extent necessary, the Company’s Stockholders, and are in full force and effect.

2.21 Employment Matters.

(a) Schedule 2.21(a)(i) of the Company Disclosure Schedule lists the name, title, location and date of hire (and for Employees of the German Sub, in addition to the foregoing, function/position and date of birth) of: (i) each current Employee of the Company, (ii) each current individual consultant or individual independent contractor of the Company, (iii) each person who has accepted an offer of employment or to whom such an offer is outstanding, (iv) the base rate of compensation of each individual disclosed in (i), (ii) and (iii), and (v) whether each individual disclosed in (i), (ii) and (iii) has executed the Company’s standard form proprietary information, assignment of inventions and confidentiality agreement.  Except for the employment of the Employees of German Sub, which can be terminated by the German Sub subject to applicable legal protections under German Law, or as otherwise set forth on Schedule 2.21(a)(i), the employment of all Employees of the Company is “at will” and may be terminated by the Surviving Corporation without payment of any severance or other compensation other than accrued compensation.  Employees of the German Sub who enjoy special legal protection against dismissal are identified, specifying the legal justification for such protection (e.g. maternity, severe disability) in Schedule 2.21(a)(ii) of the Company Disclosure Schedule.  The Company has made available to the Buyer accurate and complete records of service credit of all Employees and other persons subject to any Employee Benefit Plan.  The Company has not, and, to the Company’s Knowledge, no other Person (other than Buyer and its Affiliates) has, (i) entered into any agreement that obligates or purports to obligate the Company or Buyer to make an offer of employment to any Employee, consultant or independent contractor of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company of any terms or conditions of employment with Buyer following the Closing.  No consultant or independent contractor can claim any right for employment against the German Sub under statutory law.  The copies of the employment agreements of the employees of the German Sub that have been made available to the Buyer are complete and correct.  There are no services agreement (Anstellungsverträge) between the German Sub and its directors (Geschäftsführer).

(b) Schedule 2.21(b) of the Company Disclosure Schedule sets forth (a) each plan, Contract, scheme or the Company Benefit Plan (i) pursuant to which any amounts may become payable (whether currently or in the future, either automatically or in connection with a change in employment or other circumstance) to any Person (including any Employee) as a result of or in connection with the Transactions, or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, in each case including any such plan, scheme, Contract or the Company Benefit Plan with respect to which any of the Transactions constitutes a partial or “single trigger” of a “double trigger” arrangement (each a “Change in Control Agreement”), and (b) a summary of the nature and amounts that may become payable pursuant to each such Change in Control Agreement.

(c) The Company (i) is and has at all times been in compliance in all material respects with all applicable Laws respecting Employees, consultants, independent contractors, employment, employment practices, employee classification under the Fair Labor Standards Act of 1938, as amended, and any similar Law of any state or jurisdiction, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to its respective current and former Employees and transmitted such funds to the appropriate entities (including with respect to the German Sub all governmental social security contributions (Sozialversicherungsbeiträge) have been duly withheld and transmitted to the applicable Governmental Entities in accordance with applicable law), (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees other than routine payments to be made in the normal course of business and consistent with past practice as reflected in the Financial Statements, including contributions to governmental social security and health insurance for the employees of the German Sub in Germany, which are required by statutory law.

(d) No work stoppage or labor strike is pending against the Company or, to the Knowledge of the Company, threatened, and to the Company’s Knowledge, no event has occurred or circumstances exist or existed that could provide the reasonable basis for any work stoppage or other labor dispute.  There is and has been no lockout of any Employees and no such action is contemplated by the Company. The Company is not involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or comparable activity proscribed by foreign Law. The Company is not presently, nor has it been in the past, a party to, or bound by (i) any collective bargaining agreement or union contract (and no collective bargaining agreement is being negotiated by the Company) or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to any corporate matter, including the Transactions.

(e) To the Knowledge of the Company, (i) no Employee of or consultant to the Company is, and no former Employee or consultant was during the term of his or her service, in violation of any term of any employment contract, intellectual property disclosure agreement, non-competition agreement, or any restrictive covenant (A) to a former employer relating to the right of any such Employee or consultant to be employed by or to consult with the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or (B) relating to the use of trade secrets or proprietary information of others, and (ii) as of the Agreement Date, no Employee of the Company listed on Schedule 2.21(a) of the Company Disclosure Schedule has given notice of his or her present intent to terminate his or her employment with the Company, either presently or as a result of or in connection with the Transactions.

(f) There are, and have been, no investigations, charges or other claims of employment discrimination pending or, to the Company’s Knowledge, threatened against the Company at the Equal Employment Opportunity Commission or any comparable local, state or foreign human rights agency within the past three (3) years, and none currently are pending.

(g) There are, and have been, no investigations, charges or other claims pending or, to the Company’s Knowledge, threatened against the Company by the United States Department of Labor or comparable state or foreign agency within the past three (3) years regarding wage and hour issues, including, but not limited to the Fair Labor Standards Act and the Family and Medical Leave Act.

(h) There are, and have been, no occupational health and safety investigations, charges or other claims pending against the Company brought by an Employee, former Employee, the Occupational Safety and Health Administration (OSHA) or any local, state or foreign equivalent, and, to the Company’s Knowledge, there have been no such filed or threatened claims.

(i) The Company has not effectuated either (i) a “plant closing” (as defined in the federal WARN Act and/or an equivalent state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the federal WARN Act and/or an equivalent state, local or foreign Law) affecting any site of employment or facility of the Company.  The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the Employees of the Company has suffered an “employment loss” (as defined in the federal WARN Act and/or an equivalent state or local Law) during the six months prior to the Agreement date.

(j) The Company currently is, and at all times has been, in compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder.

(k) Neither the Company nor ERISA Affiliate has any “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by the Company as Employees.  The German Sub does not have any independent contractors or other individuals who provide employee-type services but who are not recognized by the German Sub as Employees.

(l) The German Sub does not have a works council (Betriebsrat) and there is no indication that a works council will be established. Schedule 2.21(l)(i) of the Company Disclosure Schedule sets forth for the German Sub a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding employee benefits such as anniversary, holiday or jubilee payments, bonus, profit participation or other variable remuneration elements, and stock options, stock appreciation rights or similar rights, including those granted by the Company (the “German Sub Benefits”). Such list correctly states the legal basis for the German Sub Benefits and the nature and dates of the respective commitments. Schedule 2.21(l)(ii) of the Company Disclosure Schedule sets forth for the German Sub a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding pensions under which the German Sub has any obligations (betriebliche Altersversorgung) (the agreements listed or to be listed in Schedule 2.21(l)(ii) of the Company Disclosure Schedule are hereinafter referred to as the “Pension Commitments”). All present and future obligations under or in connection with the Pension Commitments, be it vis-à-vis employees, a support fund (Unterstützungskasse), a pension fund (Pensionsfond, Pensionskasse), or any other entity being entitled to any payments in connection with the Pension Commitments, including obligations arising by operation of law, pertaining to periods prior to the Effective Time have either been fulfilled or are fully funded, or have been properly accrued, in each case based on the most recent biometric data, and the German Sub has fully complied with all terms and conditions of the Pension Commitments and no set-off of pension obligations against certain dedicated assets has been applied in the Audited Financial Statements and the Unaudited Financial Statements. In the past, all pensions provided by the German Sub have been adjusted regularly as required by the German Company Pension Act (Betriebsrentengesetz) and no backlog adjustments (nachholende Anpassungen) must be made for periods up to the Effective Time. Schedule 2.21(l)(iii) of the Company Disclosure Schedule includes for the German Sub a correct and complete list of all (i) reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne) agreed upon during the last three years, and (ii) any collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or in any other legal form, to which the German Sub is bound or which are in preparation, discussion or negotiation for German Sub (the “Collective Agreements”), in particular Collective Agreements, which restrict the employer’s freedom to dismiss any employees or to change the terms of employment.

2.22 Insurance. Schedule 2.22 of the Company Disclosure Schedule sets forth a list of all policies or binders of fire, theft, general liability, product liability, professional liability, worker’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company, and of all life insurance policies maintained on the lives of any of their Employees, specifying the type and amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”). True, correct and complete copies of all Insurance Policies have been previously made available to the Buyer. The Insurance Policies are in full force and effect and are valid and enforceable in accordance with their terms. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under any of the Insurance Policies. The Company has no outstanding claim or any dispute with any insurance carrier regarding claims, settlements or premiums. None of the Company or any of the Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

2.23 Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Company or, to the Company’s Knowledge, any of its Securityholders in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

2.24 Environmental Compliance. The ownership and use of the Company’s premises and assets, the occupancy and operation thereof by the Company, and the conduct of the Company’s operations and business, are in compliance in all material respects with all applicable Laws relating to pollution, environmental protection, hazardous substances and related matters. The Company has not received any notice from any Governmental Entity or any other Person of any alleged violation or noncompliance of such Laws. To the Company’s Knowledge, there is no liability attaching to the Company or such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site occurring prior to the Closing or existing as of the Closing.  For purposes of this Section 2.24, “hazardous substance” means any substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable federal, state or local environmental law, statute, ordinance, rule or regulation.

2.25 Unlawful Payments. Neither the Company nor, to the Knowledge of the Company, any of its agents, Employees or other persons acting on behalf of the Company has, in violation of applicable

United States or non-United States Law: (a) used any corporate or other funds for contributions, payments, gifts, or entertainment, (b) made any unlawful expenditures relating to political activity to government officials or others, (c) accepted or received any contributions, payments, gifts or expenditures, (d) made any offer, payment or promise to pay any money or to make any gift to any official or employee of a Governmental Entity or any political party or official thereof or any candidate for political office, or (f) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.  The Company has in place reasonably sufficient policies and procedures designed to prevent those acting on behalf of the Company from violating the Laws referenced in the foregoing sentence.  To the Company’s Knowledge, the Company is (i) not under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law, (ii) has not been assessed civil penalties under any Law referenced in subclause (i) of this sentence, and (iii) has not had any of its funds seized or forfeited in an action under any Law referenced in subclause (i) of this sentence.

2.26 Related Party Transactions. Except as set forth on Schedule 2.26 of the Company Disclosure Schedule, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, Securityholders or to the Company’s Knowledge, any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to Employees on Schedule 2.21 of the Company Disclosure Schedule, (ii) contracts involving the purchase of Company Stock from the Company by such Person identified on Schedule 2.2(a) of the Company Disclosure Schedule and contracts involving the grant by the Company to such Person of Purchase Rights identified on Schedule 2.2(b) of the Company Disclosure Schedule, (iii) at-will employee offer letters and (iv) the agreements set forth on Schedules 5.4 and 9.8 of the Company Disclosure Schedule; (b) none of such Persons is indebted to the Company, or, to the Company’s Knowledge, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors, Securityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or to the Company’s Knowledge, any supplier, distributor or customer of the Company.

2.27 Bank and Brokerage Accounts; Powers of Attorney. Schedule 2.27 of the Company Disclosure Schedule (a) identifies all bank and brokerage accounts used in connection with the operations of the Company, whether or not such accounts are held in the name of the Company and lists the respective signatories therefor and (b) lists the names of all persons holding a power of attorney from the Company and a summary statement of the terms thereof.

2.28 Indemnity Claims.  There is no claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against or relating to any director or officer of the Company in respect of which the director or officer could be entitled to claim an indemnity from the Company, either pursuant to the Company Certificate of Incorporation or the Company Bylaws or otherwise, before or by any Governmental Entity or other third party nor to the Company’s Knowledge are there any events or circumstances which would reasonably be expected to give rise to any such claim, action, proceeding or investigation.

2.29 Rights to Acquire.  Except as set forth on Schedule 2.29 of the Company Disclosure Schedule and other than this Agreement, the Company is not a party to any, and to the Company’s Knowledge there is no, agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, or rights of first negotiations to acquire any material assets of the

Company or to effectuate a merger, consolidation, reorganization or other type of business combination with or sale of the equity of the Company.

2.30 Exclusivity of Representations and Warranties.  The Company has not made any representations or warranties, express or implied, of any nature whatsoever relating to the Company or its Subsidiaries or the business of the Company or any Subsidiary or otherwise in connection with the transactions contemplated hereby, other than those representations and warranties expressly set forth in (i) this SECTION 2, (ii) any Ancillary Agreement, or (iii) any certificate delivered by the Company pursuant hereto.

2.31 Full Disclosure. Neither this Agreement (including the Company Disclosure Schedule, the exhibits hereto), nor the Ancillary Agreements, contain any untrue statement of a material fact nor, to the Knowledge of the Company, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

The Buyer and the Merger Sub hereby represent and warrant to the Company that:

3.1 Organization; Authority. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which the Buyer and Merger Sub are parties, as applicable, and to perform fully its obligations hereunder and thereunder and to consummate the Transactions.

3.2 Binding Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer and Merger Sub are parties, as applicable, the performance of the obligations hereunder and thereunder and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub, respectively. This Agreement has been, and the Ancillary Agreements to which Buyer and Merger Sub are parties, as applicable, will have been, duly executed and delivered by each of the Buyer and the Merger Sub, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Merger Sub, as the case may be, may be a party, by the Company, this Agreement constitutes, and the Ancillary Agreements will constitute, the valid and binding obligation of the Buyer or the Merger Sub, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party, by the Buyer and this Agreement by the Merger Sub, and the consummation of the Transactions by the Buyer and the Merger Sub, do not and, with or without notice or the lapse of time or both, will not (a) violate any provision of the articles of organization or bylaws of the Buyer or the certificate of incorporation or bylaws of the Merger Sub; (b) violate any Order of any Governmental Entity against, or binding upon, the Buyer or the Merger Sub; (c) violate any statute, Law or regulation; (d) violate any Permit of the Buyer; or (e) require on the part of the Buyer the making or obtaining of any Consent of any Governmental Entity or of any other Person other than such

(i) consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the Antitrust Laws, (ii)  such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws, and (iii) the filing of the Certificate of Merger under the DGCL.

3.4 Actions and Proceedings. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or to the Knowledge of the Buyer, threatened against or involving the Buyer or any of its directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.

3.5 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer or Merger Sub in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.6 Reliance.  Neither the Buyer nor Merger Sub has relied on and is not relying on any representations and warranties regarding the Company and its Subsidiaries or the Business, other than those representations and warranties expressly set forth in (i) SECTION 2 of this Agreement, (ii) any Ancillary Agreement to which the Company is a party, or (iii) any certificate delivered by or on behalf of the Company pursuant hereto.

3.7 Adequacy of Funds. The Buyer has, and will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including the obligation to pay the Merger Consideration in accordance herewith.

SECTION 4

COVENANTS OF THE COMPANY

4.1 Conduct of the Business. Unless otherwise approved in writing by the Buyer or set forth in Section 4.1 of the Company Disclosure Schedule, the Company will comply with, and will cause each of the Subsidiaries to comply with, the following covenants until the earlier of the Effective Time and the termination of this Agreement.

(a) The Company will, and will cause each of the Subsidiaries to:

(i) maintain its legal existence;

(ii) use all commercially reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii) use all commercially reasonable efforts to keep available the services of present Employees and consultants and independent contractors engaged on active projects, in each case in accordance with past practice, it being understood that termination of Employees, consultants and independent contractors with poor performance or for cause shall not constitute a violation of this covenant;

(iv) conduct its business only in the ordinary course (including the collection of receivables and the payment of payables and capital expenditures) and use commercially reasonable efforts to duly and timely file all Tax Returns or reports required to be filed with the applicable tax authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

(v) keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts not less than those in effect on the Agreement Date;

(vi) use all commercially reasonable efforts to preserve and protect the Company Intellectual Property, provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Company Intellectual Property that it would not take in the ordinary course of business consistent with past practice; and

(vii) use all commercially reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company and the Subsidiaries set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b) The Company will not, and will cause each of the Subsidiaries to not:

(i) change its method of management or operations in any material respect, other than in the ordinary course of business and consistent with past practices;

(ii) dispose, acquire or license any assets or properties, or make any commitment to do so, other than in the ordinary course of business;

(iii) (A) incur any obligation or liability other than (1) in the ordinary course of business or (2) for Transaction Expenses, (B) incur any indebtedness for borrowed money, make any loans or advances, or assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or (C) subject any of its properties or assets to any Lien other than Permitted Liens, in each case other than in the ordinary course of business;

(iv) prepay any Change in Control Payments;

(v) modify, amend, cancel or terminate any Material Contract, other than the addition of optional addendums to alliance and joint marketing agreements in the ordinary course of business, or any Company Benefit Plan;

(vi) make any change in the compensation paid or payable to any Employee, manager, agent, representative or consultant as shown or required to be shown on Schedule 2.21(a) of the Company Disclosure Schedule or make any material change in the fringe benefits of any Employee;

(vii) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any Company management or Employee;

(viii) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be cancelled without penalties by the Company upon notice of 30 days or less;

(ix) (A) sell, assign, lease, terminate, abandon, transfer or otherwise dispose of or grant any security interest in and to any item of Company Intellectual Property, in whole or in part, (B) grant any exclusive license with respect to any Company Owned Intellectual Property, (C) develop, create or invent any Intellectual Property jointly with any third party, unless such Intellectual Property is subject to a Contract which provides for the ownership of such Intellectual Property to the Company, (D) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof or (E) allow any Company Owned Intellectual Property owned by the Company to become abandoned, dedicated, disclaimed, or lapse, provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Company Intellectual Property that it would not take in the ordinary course of business consistent with past practice;

(x) enter into any contract or agreement which would otherwise be considered a Material Contract other than contracts or agreements with customers and resellers to whom the Company licenses Company Products in the ordinary course of business;

(xi) make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, grant, issuance, repricing, split, combination or other transaction involving the Company Stock or other Company Securities (other than in the connection with the exercise of Purchase Rights outstanding as of the Agreement Date), or any preemptive right, subscription right, option, warrant or right to acquire any such capital stock or equity securities;

(xii) accelerate the collection of any accounts receivable, fail to pay, or delay in paying accounts payable when due (except any accounts payable being disputed in good faith), or otherwise make any change in or otherwise deviate from its accounting practices or procedures, except as required by GAAP;

(xiii) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xiv) change its customer pricing (including any rebates, discounts or promotions) if any such changes would have a material adverse effect upon the Business; notwithstanding the foregoing, all price changes that are made in the ordinary course of business and/or are consistent with past practices shall be deemed immaterial;

(xv) acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xvi) cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value;

(xvii) amend the Company Certificate of Incorporation or Company Bylaws or any analogous governing documents of any of the Subsidiaries;

(xviii) make any new capital expenditure commitments that, individually or in the aggregate, exceed $100,000; or

(xix) commit to do any of the foregoing referred to in clauses (i) - (xviii).

4.2 Access. Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, if reasonably requested by the Buyer and at its expense, the Company and the Subsidiaries will permit the Buyer and its legal counsel and other representatives, during normal business hours, reasonable access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and the Subsidiaries, and (b) members of senior management of the Company and the Subsidiaries and their professional advisors.  Until the Closing Date, consistent with applicable Laws regarding the permissible exchange of information and subject to the terms of the Confidentiality Agreement, the Company and the Subsidiaries will furnish promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties, prospects, finances, customers, products, services, ongoing disputes, litigation, technology, personnel and other information regarding the Company and the Subsidiaries as the Buyer or its legal counsel and other representatives may from time to time reasonably request.

4.3 Stockholder Approval; Dissenters’ Rights.

(a) The Company will, as soon as practicable following the execution of this Agreement, but in any event no more than twenty four (24) hours following the Agreement Date, solicit the adoption and approval by the Stockholders of this Agreement, the Merger and the Transactions, including the Escrow Agreement, the deposit of the Escrow Amount with the Escrow Agent, the indemnification obligations of the Stockholders set forth in SECTION 11, and the appointment of the Securityholder Representative, with the rights and responsibilities set forth in the Agreement, in accordance with the DGCL and the Company Certificate of Incorporation and the Company Bylaws (the “Stockholder Approval”).  It is anticipated that the requisite Stockholders will provide the Stockholder Approval by written consent within forty eight (48) hours following the execution of this Agreement by the Company. The Buyer and the Merger Sub shall provide to the Company any information for inclusion in preparation for the Stockholder Approval that may be required under applicable Law and that is reasonably requested by the Company.

(b) Any materials to be submitted to the Stockholders in connection with their approval of the Transactions and this Agreement shall be subject to review and reasonable approval by the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(c) The Company shall use its commercially reasonable efforts to obtain the approval or consent of as many of its Stockholders as possible as promptly as practicable following the Agreement Date, which may be solicited following receipt of the Stockholder Approval as part of the required notice to the Stockholders under Section 228 of the DGCL.

(d) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal under the DGCL with respect to any shares of the Company Stock, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL with respect to any shares of the Company Stock.

4.4 Efforts; Cooperation.

(a) The Company will use all commercially reasonable efforts to cause the conditions specified in SECTION 8 (Condition to Each Party’s Obligation to Close) and SECTION 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) to be satisfied as soon as practicable.

(b) The Company will use all commercially reasonable efforts to promptly obtain all Required Consents and all other consents, waivers, and approvals required to be obtained by them in connection with the Transactions, including all consents, waivers, and approvals under any of the agreements to which the Company or any of the Subsidiaries is a party or by which it or their properties or assets are bound in order to preserve the benefits thereunder for the Company and the Subsidiaries in connection with the Transactions.

(c) Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or contract, or (ii) any new material terms to any authorization, certification, franchise, license, permit or contract, the Company shall not agree to the same without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Any fee or other cost required to be incurred to obtain any Required Consent shall be borne by the Company or, if required to be paid after the Closing, the Stockholders; provided that nothing in this Agreement shall obligate the Company or any of its Subsidiaries to make any payment to obtain a consent, waiver or approval.

4.5 Antitrust Filings.

(a) To the extent not already satisfied prior to the Agreement Date (in the Buyer’s sole discretion), no later than five (5) Business Days after the Agreement Date, Buyer and the Company will each make in timely fashion all filings and notifications required under the HSR Act and all other filings and notifications that Buyer deems necessary or desirable in connection with the Transactions under other applicable Antitrust Laws (collectively, the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings.  Each party shall pay any filing fees for which it is responsible in connection with the Antitrust Filings.

(b) As promptly as is practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, each of Buyer and the Company shall use its commercially reasonable efforts to comply with such request and, to the extent practicable and permitted by applicable Law, permit the other parties’ legal counsel to review in advance any proposed written communication to any Governmental Entity to the extent that such review will not result in the waiver of any applicable privilege and subject to appropriate confidentiality agreements.  Buyer and the Company shall cooperate reasonably with the others, in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings.  Buyer and the Company shall promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any Governmental Entity relating to its Antitrust Filing.  Buyer and the Company shall give the other reasonable advance notice of, and the opportunity to participate in any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings if, in the reasonable judgment of the party that is subject to the inquiry, investigation, meeting or conference, such participation by the other party is prudent and (based upon the advice of legal counsel) legally permissible.  Each of Buyer and the Company hereby agrees to use its commercially reasonable efforts to secure termination or expiration of any waiting periods under any applicable Antitrust Laws and/or to obtain the approval of any antitrust Governmental Entity, as applicable, for the Transactions.  Each of Buyer and the Company hereby agrees to promptly comply with any Request for Additional Information and Documentary Materials from the relevant Governmental Entity pursuant to any applicable Antitrust Law and in any event within sixty (60) calendar days of the receipt of such request.

(c) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Buyer or any of its Affiliates, in order to obtain the consent or successful termination or expiration of any review of any Governmental Entity regarding the Transactions, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Closing Date, any assets, businesses or any interests in any assets or businesses, of Buyer or any of its Affiliates or of the Company or any of the Subsidiaries (or to consent to any sale, or agreement to sell, by Buyer, the Company or any Subsidiary or by any of their respective Affiliates of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer or any of its Affiliates of any assets or businesses (including any assets or businesses of the Company or any of the Subsidiaries), (ii) modify any of the terms of this Agreement, or the Transactions, or (iii) initiate or participate in any legal proceeding with respect to any such matters.

(d) In the event that Buyer is requested, in order to obtain the consent or successful termination or expiration of any review under any Law regarding the Transactions, to take any of the actions set forth in Section 4.5(c) or if such consent, successful termination or expiration has not been unconditionally obtained by December 31, 2014, Buyer shall have the right to abandon its efforts to obtain approval under such Antitrust Law of the Transactions, notwithstanding this Section 4.5.  If Buyer so elects to abandon its efforts to seek such approval, it shall promptly give notice of such abandonment to the Company.

4.6 Nonsolicitation.

(a) Until the earlier of the Effective Time and the date of termination of this Agreement, none of the Company or any of the Subsidiaries nor any of their respective managers, members, directors, officers, Affiliates, financial advisors or representatives (collectively, the “Representatives”) shall, directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of the Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company or any of the Subsidiaries, whether by issuance by the Company or any of the Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from any Stockholder or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company or any of the Subsidiaries (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or knowingly encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.

(b) Until the earlier of the Effective Time and the date of termination of this Agreement, if the Company, any of the Subsidiaries or any Representative receives an inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, the Company shall (i) promptly notify Buyer of the same and the details thereof (including the identity of the Person making same) and the Company shall be permitted to provide a response without breaching this Section 4.6; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time and a direction to this Section 4.6 to the extent the Agreement is publicly available at such time, (ii) provide to the Buyer a copy of any written inquiry, proposal or offer and all correspondence related thereto (subject to any confidentiality obligations in existence as of the date hereof), and (iii) keep Buyer reasonably informed of the status thereof.

4.7 Confidentiality; Potential Buyers. Prior to the Closing, the Company shall abide by the terms of the Confidentiality Agreement.  Prior to the Closing, the Company shall prepare a written notice to each Potential Buyer in form and substance reasonably acceptable to the Buyer, which shall include a request for such Potential Buyer to immediately destroy or return to the Company any confidential information of the Company and the Subsidiaries, for distribution immediately following the Closing.

4.8 Injunctive Relief. The Company acknowledges that any breach or threatened breach of the provisions of Section 4.5 (Antitrust Filings), Section 4.6 (Nonsolicitation), or Section 4.7 (Confidentiality; Potential Buyers) of this Agreement will cause irreparable injury to the Buyer, the Surviving Corporation, the Company and/or their respective Subsidiaries for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Buyer (in the cases of Section 4.5 (Antitrust Filings), or Section 4.6 (Nonsolicitation)) and the Buyer, the Surviving Corporation, the Company and/or such Subsidiaries (in the case of Section 4.7 (Confidentiality; Potential Buyers)) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company from committing such breach or threatened breach. The right provided under this Section 4.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer, the Surviving Corporation, the Company or such Subsidiaries.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by the Company, by any of the Subsidiaries or by any of their respective Representatives shall be deemed to be a breach of this Agreement by the Company.

4.9 Section 280G Approval.  If any Person is or may be or become entitled to any payments, or is a party to any Contract that under certain circumstances would reasonably entitle him or her to any payments, in either case that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the Agreement Date and in any event prior to the Closing Date.  Any submission for stockholder approval shall be subject to the Buyer’s prior review and approval, which shall not be unreasonably withheld or delayed.

4.10 Public Disclosure.  Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws), regulatory authority or court order or, with respect to the Buyer or any of its Affiliates, by listing agreement, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of Buyer, the Company, any of the Subsidiaries or any of their respective Affiliates) (other than any filing by Buyer or any of its Affiliates with the Securities and Exchange Commission or other Governmental Entity as required by applicable Law, any communications with any Securityholder and third parties to obtain the consents and approvals required under this Agreement and applicable Law, or any communications by a Stockholder with its limited partners, members or other investors), whether before or after the Closing, unless approved by Buyer prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided, further that in no event shall any party or Representative make any such disclosure prior to the Buyer issuing a press release publicly announcing this Agreement.  Notwithstanding the immediately preceding sentence, in the event that either Buyer (or any Affiliate thereof) or the Company or any of the Subsidiaries (or any of its or their respective  Affiliates) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other prior to making such disclosure and shall use its commercially reasonable efforts to give the other an opportunity (as is reasonable under the circumstances) to comment on such disclosure.  The Buyer shall provide the Company with a reasonable opportunity to review and comment on any press release that the Buyer intends to issue to publicly announce this Agreement.

4.11 Termination of Company Options and Company Warrants. The Company will use all reasonable efforts to arrange for the termination of (i) the Company Equity Plan, (ii) all Company Options, and (iii) all Company Warrants, contingent upon the Closing and automatically effective as of immediately prior to the Effective Time, including delivery of all applicable Letters of Transmittal in respect thereof.

4.12 Source Code Remediation.  The Company shall use its best efforts to (a) complete to Parent’s satisfaction the source code remediation and related activities detailed on Schedule I, and (b) cooperate with Parent’s efforts to review and evaluate the Company’s progress in completing such remediation and related activities.

4.13  Resignation of Officers and Directors.  The Company shall obtain the resignations of all members of the Company Board and all statutory officers of the Company effective as of the Closing; provided that, in each case, such resignations shall not prejudice in any manner any contractual rights such Person may have with the Company, its Subsidiaries and any successor entities.

4.14 Certain Deliveries.  As soon as practicable after the Agreement Date, the Company will deliver to the Buyer’s outside counsel on one or more CD-Rom disks, a complete and accurate (as of the Agreement Date) electronic copy of the “data room” (the “Signing Disk”).  Until the Closing, the Signing Disk and the documents and other information thereon shall remain subject to the terms of the Confidentiality Agreement.  Delivery of any item included in the Signing Disk shall constitute “delivery” within the meaning of SECTION 2 so long as the relevant item was included in the “data room” and Buyer’s legal representatives had unrestricted access thereto for a continuous period of at least three (3) Business Days immediately prior to the Agreement Date.

SECTION 5

COVENANTS OF THE BUYER

5.1 Representations and Warranties. Until the earlier of the Effective Time and termination of this Agreement, the Buyer will not take any action that would cause any of the representations and warranties made by the Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2 Efforts. Pending the Closing, the Buyer will use all reasonable efforts to cause the conditions specified in SECTION 8 (Conditions to Each Party’s Obligation to Close) and SECTION 10 (Conditions to Company’s Obligation to Close) to be satisfied as soon as practicable.

5.3 Confidentiality. Prior to the Effective Time, the Buyer shall abide by the terms of the Confidentiality Agreement.

5.4 Director and Officer Indemnification.

(a) The Buyer agrees that, for a period of six (6) years from and after the Effective Time, (i) all rights to indemnification, advancement of expenses and exculpation by the Company or any Subsidiary now existing in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Certificate of Incorporation, Company Bylaws, the organizational documents of any Subsidiary, the agreements set forth on Schedule 5.4 of the Company Disclosure Schedule and to the extent permitted by applicable Law, and solely in their capacity as such (and not as a Securityholder) (the “Company Indemnitees”), in each case as in effect on the Agreement Date shall continue in full force and effect in accordance with their respective terms, and (ii) the Surviving Corporation or its successor shall, and the Buyer shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects all such rights to indemnification, advancement of expenses and exculpation by the Company in favor of the Company Indemnitees described above in clause (i) of this Section 5.4(a).

(b) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The entire cost of the Company D&O Tail Policy, including any and all premiums, expenses, fees and other costs, will be treated as a Transaction Expense hereunder. Prior to the Closing, the Company shall deliver to the Buyer evidence of the amount of all such costs. If the Merger is consummated, then the Buyer shall maintain the Company D&O Tail Policy in full force and effect, and continue to honor the obligations thereunder, provided the obligations contained in this sentence shall not require the Buyer to incur any expenses in connection therewith.

(c) The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs, personal representatives, successors and assigns.  No party to this Agreement shall take any action as to materially and adversely affect any Company Indemnitees to whom this Section 5.4 applies without the prior written consent of such Company Indemnitee.

(d) In the event the Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.4.

5.5 Payment of Company Debt. At or immediately following the Effective Time, the Buyer shall, or shall cause the Surviving Corporation, to pay the Company Debt Payoff Amount set forth on the Allocation Certificate to the applicable third parties.

5.6 Employment and Benefits Arrangements.

(a) Within a reasonable period of time after the Effective Time, the Buyer shall enroll the Continuing Employees and Non-Signing Employees in the Buyer’s employee benefit plans (including any severance plans) for which such employees are eligible (the “Buyer Plans”), providing for benefits that, in the Buyer’s discretion, are substantially similar in the aggregate to the benefits provided by the Buyer to its employees (excluding the Continuing Employees and Non-Signing Employees) who are generally similarly situated (i.e. regular full time, part-time, temporary, intern) to such Employees, and the Buyer shall, to the extent permissible under such Buyer Plan, recognize the prior service with the Company of each of such Employees for purposes of eligibility to participate and vesting (but not benefit accruals) under the Buyer Plans.  Buyer shall cause each applicable Buyer Plan to waive, to the extent permitted by applicable Law and the relevant insurance carriers, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations.  To the extent permitted by applicable Law and the relevant insurance carriers and to the extent applicable in the plan year that contains the Closing Date and subject to the timing of the addition of the Continuing Employees and Non-Signing Employees to the Buyer Plans and subject to the reasonable cooperation of the applicable Employee, the Continuing Employees and Non-Signing Employees shall be given credit under the applicable Buyer Plan for amounts paid during the calendar year in which the Closing Date occurs under a corresponding benefit plan of the Company for purposes of applying deductibles, co-payments and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.  Notwithstanding the forgoing, the provisions of this Section 5.6(a) shall not apply to the employees of the German Sub.

(b) After prior consultation with the Company, the Hiring Affiliate may contact the Signing Employees in connection with preparing, making or determining whether to make offers of new employment with the Hiring Affiliate, on terms and conditions that the Hiring Affiliate determines in its sole discretion; provided that the Company may require, as a condition to the Hiring Affiliate making such contact with a Signing Employee, that a member of the Company’s management team or human resources department be allowed to participate in any call or meeting with such Signing Employee.  The Company shall cooperate with and use its commercially reasonable efforts to assist the Hiring Affiliate in its efforts to secure satisfactory employment arrangements with the Signing Employees and to obtain executed Offer Package Agreements from each such Signing Employee receiving an offer of employment with the Hiring Affiliate.  Each Signing Employee (excluding, for the sake of clarity, the Non-Signing Employees) who accepts an offer of employment with the Hiring Affiliate, executes and delivers each Offer Package Agreement and actually becomes employed with the Hiring Affiliate is hereafter referred to as a “Continuing Employee”.  The employment by the Surviving Corporation of the Signing Employees who are Continuing Employees shall continue following the Closing and end on a date to be designated by the Hiring Affiliate and the employment by the Hiring Affiliate of the Signing Employees who are Continuing Employees shall commence at 12:01 A.M. on the day after such date.  The employment of the Non-Signing Employees shall continue following the Closing.  All Continuing Employees will be employed by the Hiring Affiliate on an at-will basis (terminable with or without cause and with or without notice) except for Continuing Employees located in a jurisdiction that does not recognize the “at will” employment concept and with respect to the Signing Employees who are Continuing Employees on terms of employment determined by the Hiring Affiliate as set forth in the Offer Package Agreements.

(c) Each Signing Employee who is a Continuing Employee shall be required, as a condition to employment with the Hiring Affiliate, to execute and deliver to the Buyer, such Signing Employee’s Offer Package Agreement.

(d) Buyer or an Affiliate of the Buyer will distribute the aggregate amounts, if any, payable under the Carve-Out Plan on the terms and conditions set forth in the Carve-Out Plan and as set forth in Section 1.9(c).  Notwithstanding the foregoing, solely with respect to the distributions under the Carve-Out Plan that have been submitted for approval of the Stockholders under Section 280G(b)(5)(B) and for which approval was not obtained, such distributions shall not be paid to the extent they would result in a “disqualified individual’s” (as defined in Section 280G(c) of the Code) receipt of “parachute payments” under Section 280G(b)(2) of the Code.  The Company will use its commercially reasonable efforts to obtain from each recipient of an award under the Carve-Out Plan an acknowledgement of receipt and waiver (the “Carve-Out Waiver Agreement”) in form and substance satisfactory to the Buyer.  Without the prior written consent of Buyer, the Company will not amend, cancel, modify or terminate the Carve-Out Plan or any Carve-Out Waiver Agreement.

(e) Buyer shall pay, or cause the Hiring Affiliate to pay, to each Continuing Employee and Non-Signing Employee an annual cash bonus for the 2014 calendar year at the time such annual cash bonus would otherwise have been paid by the Company in the ordinary course of business in accordance with the terms of the applicable Company Benefit Plan existing as of the Agreement Date, based on the performance level actually achieved; provided, however, that such aggregate bonus amount shall not be less than the amount set forth on Schedule 5.6(e). Notwithstanding the forgoing, the provisions of this Section 5.6(e) shall not apply to the employees of the German Sub.

(f) Nothing in this Section 5.6, expressed or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6.  Without limiting the foregoing, no provision of this Section 5.6 will create any third party beneficiary rights in any current or former employee, director or consultant of Company in respect of continued employment (or resumed employment) or any other matter.  Nothing in this Section 5.6 is intended (i) to amend any Company Benefit Plan or any benefit plans or programs of Buyer or the Hiring Affiliate, (ii) interfere with Buyer’s or the Hiring Affiliate’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or benefit plan or program of Buyer or the Hiring Affiliate, or (iii) interfere with Buyer’s or the Hiring Affiliate’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

SECTION 6

TAX COVENANTS

6.1 Consistent Tax Reporting. The Securityholders, the Company, the Surviving Corporation and the Buyer shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.2 Tax Periods Ending on or Before the Closing Date. The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Buyer shall permit the Securityholder Representative to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Securityholder Representative. The Buyer shall not amend any Tax Return for any Pre-Closing Tax Period or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. All Tax Returns to be prepared by or for the Surviving Corporation pursuant to this Section 6.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law. The Securityholders shall be responsible for all Taxes of the Company for all Pre-Closing Taxable Periods including Taxes resulting from any Contest, and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Taxable Periods except to the extent that such Taxes are taken into account in the final determination of Net Working Capital or otherwise deducted from the Merger Consideration under Section 1.7(a) or taken into account in determining the Final Adjustment Amount.  Such payments shall be made no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant tax authority.

6.3 Tax Periods That Include But Do Not End on the Closing Date. The Surviving Corporation shall cause to be prepared and filed any Tax Returns of the Surviving Corporation for taxable periods that include but do not end on the Closing Date. The Buyer shall permit the Securityholder Representative to review and comment on each such Tax Return at least ten (10) Business Days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Securityholder Representative. The Securityholders shall be responsible for all Taxes that relate to the pre-Closing portion of such Taxable periods as determined under this Section 6.3, including any such Taxes resulting from any Contest.  The Securityholders shall pay to (or as directed by) the Surviving Corporation, amounts equal to such Taxes except to the extent that such Taxes are taken into account in the final determination of Net Working Capital or otherwise deducted from the Merger Consideration under Section 1.7(a) or otherwise taken into account in determining the Final Adjustment Amount.  Such payments shall be made in each applicable case by no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant Tax authority. For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any property Taxes and Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.

6.4 Cooperation on Tax Matters.

(a) The Buyer, the Surviving Corporation, the Securityholders, and the Securityholder Representative shall cooperate fully, to the extent reasonably requested by the others, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in connection with the filing of Tax Returns pursuant to Sections 6.2 (Tax Periods Ending on or Before the Closing Date) and 6.3 (Tax Periods That Include But Do Not End on the Closing Date) or otherwise, and any audit, examination, litigation, or other proceeding with respect to Taxes (each, a “Contest”) and will provide prompt written notice thereof. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Securityholders and the Securityholder Representative agree that all books and records in their possession with respect to Tax matters pertinent to the Company, the Surviving Corporation are the property of the Company and, subsequent to the Effective Time, the Surviving Corporation. The Securityholders shall deliver all such books and records to the Company prior to Closing.  After the Closing the Surviving Corporation shall make available to the Securityholder Representative such books and records to the extent reasonably necessary for the Securityholder Representative’s review and comment of Tax Returns pursuant to Section 6.2 (Tax Periods Ending on or Before the Closing Date) or for any other reasonable purpose related to the Securityholders’ ownership of the Company prior to the Closing.

(c) If requested by the Buyer, the Company, the Securityholders and the Securityholder Representative will cooperate with the Buyer to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or the Surviving Corporation (including, but not limited to, with respect to the Transactions contemplated hereby).

(d) The Buyer, the Company, the Surviving Corporation, the Securityholders and the Securityholder Representative further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.5 Control of Audits. After the Closing Date, except as set forth in the remainder of this Section 6.5, the Surviving Corporation shall control the conduct, through counsel of its own choosing, of any Contest involving any asserted Tax liability or refund with respect to the Surviving Corporation or any of the Subsidiaries. In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Surviving Corporation  shall control the conduct of such Contest, but the Securityholder Representative shall have the right to participate in such Contest at the expense of the Securityholders, and the Surviving Corporation shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Securityholders for any taxable period (or portion thereof) after the Closing Date without the written consent of the Surviving Corporation (not to be unreasonably withheld).  If a Contest does not relate solely to a Pre-Closing Tax Period, but the resolution of such Contest would result in a Tax for which the Securityholders are responsible pursuant to Section 6.2 or Section 6.3, or affects the amount of a refund payable to the Securityholders pursuant to Section 6.7, then the Surviving Corporation shall control the conduct of such Contest through counsel of its own choosing, and the Securityholder Representative shall have the right to participate in such Contest at the  expense of the Securityholders, and such Contest shall not be settled without the written consent of the Securityholder Representative (not to be unreasonably withheld). In the event of any conflict between the provisions of this Section 6.5 and the provisions of Section 11.4 (Notice and Opportunity to Defend), the provisions of this Section 6.5 shall control.

6.6 Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be shared equally by the Buyer and the Securityholders.  The Surviving Corporation will file all excess Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees, and, if required by applicable law, the Buyer and the Securityholders will join in the execution of any such Tax Returns and other documentation.  The Securityholders shall satisfy their share of such Taxes, and will pay on a several (and not joint) basis any remaining deficiency, to the Surviving Corporation when due.

6.7 Refunds and Tax Benefits. Any refunds that are received by Buyer or the Surviving Corporation that relate to a Pre-Closing Period or that portion of a Straddle Period ending on or before the Closing Date of the Company shall be for the account of the Securityholders, and Buyer shall pay over to the Securityholders any such refund (net of any Taxes of the Buyer or the Surviving Corporation attributable to such refund or credit) within five days after receipt or entitlement thereto. Notwithstanding the foregoing, any such refunds of Taxes shall be for the account of Buyer to the extent such refunds of Taxes are attributable to the carryback of items of loss, deduction or credit, or other Tax items, of the Company (or any of their respective Affiliates, including Buyer) for a taxable period (or portion thereof) beginning after the Closing Date.

6.8 Carve-Out Payments.  The parties hereto shall treat the Carve-Out Payments paid on the Closing Date as properly allocable to the portion of the day after the Closing shall occur, which shall be treated for all federal income tax purposes as occurring at the beginning of the day following the Closing, and which therefore shall be deductible by the affiliated group of which Buyer and the Company will be members on the day following the Closing.

SECTION 7

COVENANTS AND AGREEMENTS

7.1 Continuing Obligation to Inform. Until the earlier of the Effective Time and the termination of this Agreement, the Company shall promptly deliver or cause to be delivered to the Buyer in writing and with reasonable specificity all information coming to the Company’s attention after the Agreement Date that would result in the Company’s failure to satisfy the condition set forth in Section 9.1 (Compliance; Certificate); provided that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any schedule, exhibit or document furnished pursuant hereto.

SECTION 8

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each Party to consummate the Merger are subject to the satisfaction, at or before the Closing, of the following conditions:

8.1 Stockholder Approval. The Stockholder Approval shall have been obtained and shall be in full force and effect.

8.2 Legal Proceedings. No proceeding by or before any Governmental Entity shall be pending or threatened wherein an unfavorable Order would (i) prevent consummation of the Transactions, (ii) cause the Transactions to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such Order shall be in effect.

8.3 Antitrust.  The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated and all other approvals authorizations or clearances required under any applicable Antitrust Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

SECTION 9

CONDITIONS TO THE OBLIGATION OF BUYER AND MERGER SUB TO CLOSE

The obligation of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Buyer in its discretion:

9.1 Compliance; Certificate. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) shall be true and correct in all respects; the Company and the Subsidiaries shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date; and the Company shall have delivered to the Buyer a certificate of its chief executive officer and chief financial officer, dated the Closing Date, to the foregoing effect and that each of the conditions set forth in Sections 8.1, 8.2, 9.2, 9.8, 9.11, and 9.13.

9.2 No Material Adverse Effect.  No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

9.3 Secretary Certificate. The Company shall have delivered to the Buyer a certificate of the Secretary of the Company dated the Closing Date as to (a) the Company Certificate of Incorporation and the Company Bylaws, each as in effect on and as of the Closing Date, (b) the resolutions of the Company Board and the Stockholders authorizing and approving the execution, delivery and performance by the Company of this Agreement and all Transactions, and (c) the incumbency of the officers of the Company executing this Agreement or any other agreement or instrument delivered in connection herewith.

9.4 Escrow Agreement. The Securityholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

9.5 Required Consents.  The Company shall have obtained and delivered to the Buyer all the Required Consents, in each case in form and substance reasonably satisfactory to the Buyer.

9.6 Certificates. The Company shall have provided the Buyer with certificates of appropriate governmental officials as to the due qualification and corporate good standing of the Company in the State of Delaware, the State of New York and the Commonwealth of Massachusetts and of Axeda Acquisition Corp. in each of the State of Delaware and the Commonwealth of Massachusetts.

9.7 Resignation of the Company Directors and Officers. Each director and statutory officer of the Company shall have submitted his or her resignation to be effective at the Effective Time.

9.8 Termination of Certain Agreements and Rights. The Buyer shall have received evidence reasonably satisfactory to it that the agreements set forth on Schedule 9.7 have been terminated as of or prior to the Closing.

9.9 Opinion of Counsel to the Company. The Company shall have delivered an opinion of counsel to the Company, in the form reasonably satisfactory to the Buyer, dated the Closing Date, addressed to the Buyer and the Merger Sub, substantially in the form set forth on Schedule II hereto.

9.10 FIRPTA Certificate. The Buyer shall have received certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

9.11 No Bank Debt or Liens. The Company shall not be party to any loan, line of credit or other Company Debt to any financial institution, and there shall be no Liens (other than Permitted Liens) in favor of any Person on any assets of the Company, except such Company Debt and related Liens for which a Payoff Letter is provided as set forth in Section 9.11.

9.12 Payoff Letters; Pledge Release. The Buyer shall have received (i) a Payoff Letter in form and substance reasonably acceptable to the Buyer (a “Payoff Letter”) executed by each Person for whom any Company Debt is outstanding immediately before the Closing, and (ii) a release agreement in form and substance reasonably acceptable to the Buyer with respect to the share pledge agreement dated August 24, 2012, duly executed by the pledgor, the pledgee and the German Sub.

9.13 Appraisal Rights. Stockholders holding at least eighty-five percent (85)% of the Company Stock on as an-converted basis shall have approved this Agreement, the Merger and the other Transactions  Stockholders holding not more than five percent (5%) of the outstanding shares of Company Stock on an as-converted basis shall have exercised appraisal rights under the DGCL with respect to the Transactions.

9.14 Carve-Out Plan.  The Carve-Out Plan shall not have been amended, modified, waived or terminated in any respect and each shall continue to be in full force and effect.

SECTION 10

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company in its discretion:

10.1 Compliance; Officer Certificates. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) shall be true and correct in all respects; each of the Buyer and the Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date; and the Buyer and the Merger Sub each shall have delivered to the Company a certificate of an executive officer, dated the Closing Date, to the foregoing effect.

10.2 Secretary Certificates. (a) The Merger Sub shall have delivered to the Company a certificate of its Secretary dated the Closing Date as to (i) its Certificate of Incorporation and Bylaws, as in effect on and as of the Closing Date, (ii) the resolutions of its Board of Directors and stockholder authorizing and approving its execution, delivery and performance of this Agreement and all Transactions, and (iii) the incumbency of the officers of the Merger Sub executing this Agreement or any other agreement or instrument delivered in connection herewith and (b) the Buyer shall have delivered to the Company a certificate of its Secretary or Assistant Secretary dated the Closing Date as to (i) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by the Buyer of this Agreement and all Transactions, and (ii) the incumbency of the officers of the Buyer executing this Agreement or any other agreement or instrument delivered in connection herewith.

10.3 Paying Agent Agreement. The Buyer and the Paying Agent shall have entered into the Paying Agent Agreement.

10.4 Escrow Agreement. The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

SECTION 11

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants.

(a) Representations. The representations and warranties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Buyer, the Merger Sub, the Company or the Subsidiaries, or any of their respective Affiliates, and the Effective Time. No action for a breach of the representations and warranties contained herein or in the certificates delivered pursuant to Sections 9.1 or 10.1, shall be brought more than twenty-four (24) months after the Closing Date, except for claims arising out of: (i) the IP Representations, which shall survive until 11:59 P.M. Eastern Time on the three (3) year anniversary of the Closing Date, and (ii) (x) the Fundamental Representations, and (y) the Tax Representations, which shall survive until 11:59 P.M. Eastern Time on the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Securityholder Representative or Buyer, as the case may be, prior to such termination. The representations and warranties contained in Sections 2.1 (Organization and Qualification), 2.2(a) and (b) (Capitalization; Subsidiaries), 2.3 (Authority; Enforceability), 2.23 (Brokers) are sometimes referred to herein as the “Fundamental Representations”.  The representations and warranties of the Company and/or any of the Subsidiaries, set forth in Section 2.16 (Intellectual Property), and Sections 2.9(p) and 2.21(a)(v) are sometimes referred to herein as the “IP Representations”.  The representations and warranties of the Company and/or any of the Subsidiaries, set forth in this Agreement and related to Taxes, including those set forth in Section 2.10 (Tax Matters) or in the FIRPTA Certificate delivered pursuant to Section 9.10 are sometimes referred to herein as the “Tax Representations”.

(b) Covenants. The respective covenants, agreements and obligations of the Company, the Buyer, the Merger Sub, the Surviving Corporation, the Securityholders and the Securityholder Representative set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except (i) as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant hereto and (ii) only such covenants, agreements and obligations which by their terms contemplate complete performance prior to the Closing shall survive the Closing to the extent of such pre-Closing obligations only until the date that is twenty-four (24) months after the Closing Date.

(c) Effect of Survival Periods. The survival periods set forth in this SECTION 11 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this SECTION 11. It is the express intent of the parties that, if an applicable survival period as contemplated by this SECTION 11 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby.

11.2 Obligation of the Securityholders to Indemnify.

(a) General Matters. Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, the Securityholders shall, severally and not jointly based on his, her or its respective Pro Rata Share, indemnify, reimburse, compensate and hold harmless the Buyer, the Surviving Corporation and their respective Subsidiaries, and their respective directors, officers, employees, partners, members, agents, Affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee directly or indirectly, as a result of, with respect to or in connection with:

(i) any inaccuracy or breach of a representation or warranty of the Company in this Agreement or any certificate, document or other instrument delivered by or on behalf of the Company pursuant hereto, either as of the Agreement Date or as of the Closing (disregarding for purposes of this Section 11.2(a)(i) any “material”, “in all material respects”, “Material Adverse Effect”, or similar qualifiers, both for purposes of determining whether a representation or warranty is inaccurate or has been breached and for purposes of calculating Losses);

(ii) any failure by the Company (prior to the Effective Time) or the Securityholder Representative to fully perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered by such party pursuant to this Agreement;

(iii) any Dissenting Share Payments and any Change in Control Payments to the extent not included in the Allocation Certificate;

(iv) the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of the Closing (regardless of any approval of such Allocation Certificate by the Buyer pursuant to Section 1.7 (Merger Consideration));

(v) any Company Debt as of the Closing to the extent not included in the Company Debt Payoff Amount set forth in the Allocation Certificate;

(vi) any claims by (a) any current or former holder or alleged current or former holder of any equity, membership or ownership interest or equity security of the Company or any of the Subsidiaries, including Company Securities, Purchase Rights with respect thereto, relating to or arising out of (A) the Transactions, this Agreement or any Ancillary Agreement, including the calculation and allocation of the Merger Consideration or Carve-Out Payments, or (B) such Person’s status or alleged status as an equity holder, member or owner of equity or ownership interests in the Company or any of the Subsidiaries at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (b) any Person to the effect that such Person is entitled to any equity, membership or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate, or (c) any Person with respect to any Purchase Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or Contract providing for equity or ownership interest compensation to any Person;

(vii) any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation or any of the Subsidiaries pursuant to Contracts, Change in Control Agreements or Employee Benefit Plans entered into or adopted on or prior to the Closing Date;

(viii) any claims for indemnification or expense reimbursement by or in respect of any Employee or any agent of the Company or any of the Subsidiaries with respect to any matter which, if brought against the Company or any of the Subsidiaries, would have been a Loss for which an Indemnified Party would have been entitled to indemnification pursuant to any of the other provisions of this Section 11.2;

(ix) any Taxes due with respect to periods (or portions thereof) ending on or before the Closing Date, as determined pursuant to SECTION 6 (Tax Covenants); and

(x) the items set forth on Schedule 11.2(a)(x).

(b) Individual Stockholders. Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, each Stockholder shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses incurred or suffered by any Buyer Indemnitee, directly or indirectly, as a result of, with respect to or in connection with any breach of or noncompliance with the representations, warranties, covenants or agreements contained in such Stockholder’s Letter of Transmittal.

11.3 Obligation of the Buyer to Indemnify. Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, the Buyer shall indemnify and hold harmless the Securityholders from and against any and all Losses incurred or suffered by any Securityholder directly or indirectly, as a result of, with respect to or in connection with any breach or violation of the representations, warranties, covenants or agreements of the Buyer, the Merger Sub or, subsequent to the Effective Time, the Surviving Corporation set forth in this Agreement.

11.4 Notice and Opportunity to Defend.

(a) A party or parties entitled to indemnification hereunder (the “Indemnified Party”) with respect to a Third-Party Claim (a “Third-Party Claim”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b) If the Indemnifier provides written notice to the Indemnified Party within twenty (20) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Buyer or any of its Affiliates, at any time when the Buyer believes in good faith that any Claim is having or would reasonably be expected to have a material adverse effect on the Buyer or the Business, or involves a Tax liability for a post-Closing period, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, (iii) the Buyer or any of its Affiliates, at any time when the Buyer believes that a claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Claim if a material conflict of interest exists between the

Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of any claims exceeds or reasonably could exceed the limitations set forth in Section 11.5(b), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to diligently prosecute or defend such Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; and provided, further that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned, unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If the Indemnified Party has assumed the defense of any Third-Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third-Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third-Party Claim, (x) the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense, and (y) the Indemnifier may take over the defense and prosecution of a Claim from the Indemnified Party if the Indemnified Party has failed or is failing to diligently prosecute or defend such Claim following the provision of written notice to the Indemnified Party of such failure and the failure of the Indemnified Party to cure such failure within fifteen (15) days of receipt of such notice.

(c) Any notice that a Buyer Indemnitee shall be required to give to the Securityholders shall be satisfied by the delivery of notice by the Buyer Indemnitee to the Securityholder Representative, and the Securityholder Representative may respond to the Buyer Indemnitee on behalf of all Securityholders.

11.5 Limitations on Indemnification; Other Remedies. The indemnification provided by SECTION 11 (Indemnification) shall, except as provided in Section (i) (Fraud), be subject to the following limitations:

(a) Basket.  No indemnification shall be payable pursuant to Section 11.2(a)(i) (other than with respect to a Fundamental Representation or a Tax Representation for which this Section 11.5(a) shall not apply) unless the total amount of all indemnifiable Losses incurred by the Buyer Indemnitees, including those subject to all previous claims, exceeds $750,000 (the “Basket”), whereupon indemnification shall be payable for the amount of such Losses without deduction (and not merely the excess over the Basket).

(b) Cap. Subject to the remaining provisions of this Section 11.5:

(i) each Securityholder’s aggregate liability for all claims for indemnification under Section 11.2(a)(i) (other than with respect to a Fundamental Representation, Tax Representation or an IP Representation) shall not exceed their respective Pro Rata Share of the Escrow Amount;

(ii) each Securityholder’s aggregate liability for (x) all claims for indemnification described in the preceding subclause (i) and (y) all claims for indemnification under Section 11.2(a)(i) with respect to any inaccuracy or breach of an IP Representation, shall not exceed their respective Pro Rata Share of the IP Indemnity Cap; and

(iii) the aggregate liability of a Securityholder for all Losses indemnifiable under Section 11.2 (including the claims described in the preceding subclauses (i) and (ii)) shall not exceed the Merger Consideration actually received by such Securityholder, including deemed receipt of the applicable amount of the Escrow Amount and the Expense Fund.

(c) Escrow Amount. Subject to the remaining provisions of this Section 11.5, all claims for indemnification under Section 11.2 (Obligations of the Securityholders to Indemnify) shall be satisfied first from the Escrow Amount to the full extent thereof.  For clarity, indemnifiable Losses under Section 11.2(a)(i) (other than with respect to a Fundamental Representation, Tax Representation or IP Representation) shall be satisfied solely out of the Escrow Amount and recovery against the Escrow Amount constitutes the sole and exclusive remedy of the Buyer Indemnitees for all such Losses.

(d) Reduction for Insurance. The amount of any Losses that are subject to indemnification under this SECTION 11 shall be reduced by the amount by which (a) any insurance proceeds actually received by the Indemnified Party relating to such Loss exceeds (b) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums or costs as a result of such claim for which insurance proceeds are received.  This Section 11.5(d) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

(e) Mitigation.  Each party shall take commercially reasonable efforts to mitigate the Losses that any such party reasonably expects will result from an event or circumstance for which it may seek indemnification hereunder (it being understood that nothing herein shall limit the right to seek indemnification hereunder with respect to any costs of such mitigation) upon becoming aware of any such event or circumstance which would reasonably be expected to, or does, give rise thereto; provided that the Indemnifier shall not be required to materially alter its conduct in connection therewith.  Nothing in this Agreement shall relieve either party of any common Law or other duty to mitigate any loss, liability or damage suffered by it.

(f) No Duplication of Recovery.  Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or obligation.  To the extent that a portion of any indemnifiable Loss is specifically included as a liability in the calculation of Net Working Capital or the Final Adjustment Amount, then the amount specifically included as a liability will be subtracted from the total indemnifiable Losses payable in respect of such indemnifiable Loss. For the avoidance of doubt, the Buyer Indemnitees shall not be entitled to indemnification for any Loss to the extent such Loss consists of liabilities that were included in the determination of the Merger Consideration, as adjusted by the Final Adjustment Amount.

(g) Limitations on Tax Representations.  Notwithstanding anything to the contrary in this Agreement, the liability of the Securityholders for Taxes of the Company pursuant to this Agreement, other than Taxes attributable to a breach of the representations in Sections 2.10(f), (g), (h), (i), (j) or (k), shall be limited to Taxes of the Company incurred in Tax periods (or portions thereof) ending on or prior to the Closing Date.

(h) Sole Remedy.  Subject to Section (i) (Fraud), after the Effective Time, the sole and exclusive remedy for money damages for any matter arising under this Agreement or any certificate, document or other instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Agreement.

(i) Fraud. Notwithstanding anything to the contrary in this Agreement, the survival periods, limitations, caps, thresholds and other provisions set forth in this SECTION 11

(Indemnification) shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or willful misconduct, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, that no claim of fraud may be brought pursuant to this Agreement subsequent to five (5) years after the Closing Date and any other claim with respect to the matters in clause (i) above brought subsequent to the five (5) years after the Closing shall be subject to the survival periods, limitations, thresholds and other provisions set forth in this SECTION 11 (Indemnification); provided, further that the liability of a Securityholder in respect of all claims brought pursuant to this Agreement may not exceed the Merger Consideration actually received by the Securityholder, including deemed receipt of the applicable amount of the Escrow Amount and Expense Fund, if applicable, except in the case of the fraud, intentional misrepresentation, willful breach or willful misconduct of such Securityholder.  No Securityholder shall have any liability for the fraud, intentional misrepresentation, willful breach or willful misconduct of any other Securityholder.

(j) Merger Consideration Adjustment.  The Company, Buyer, the Surviving Corporation, the Securityholder Representative, the Securityholders  agree to treat each indemnification payment pursuant to this SECTION 11 as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(k) Limitation of Liabilities. UNLESS SUCH DAMAGES ARE ACTUALLY PAID TO A THIRD PARTY IN COMPLIANCE WITH THIS SECTION 11 IN CONNECTION WITH A THIRD-PARTY CLAIM, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY PARTY OR OTHER PERSON FOR (I) ANY SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL DAMAGES OF ANY KIND OR (II) PUNITIVE DAMAGES OF ANY KIND, IN EACH CASE REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(l) No Subrogation.  Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Company or any of the Subsidiaries with respect to any indemnification payment made by or on behalf of any Securityholder under Section 11.2 if the Merger and the Transactions are consummated.

SECTION 12

TERMINATION

12.1 Termination. This Agreement may be terminated and the Merger and the other Transactions abandoned at any time before the Effective Time, regardless of any approval by Stockholders as follows and in no other manner:

(a) by written agreement of the Company and the Buyer;

(b) by the Buyer, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the condition set forth in Section 9.1 (Compliance; Certificate) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within thirty (30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct such that the condition set forth in Section 10.1 (Compliance; Officer Certificates) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within thirty (30) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation;

(d) by the Buyer, if the conditions set forth in SECTION 9 (Conditions to the Obligation of Buyer and Merger Sub To Close) become incapable of satisfaction;

(e) by the Company, if the conditions set forth in SECTION 10 (Conditions to Company’s Obligation To Close) become incapable of satisfaction;

(f) by either the Buyer or the Company if the Closing shall not have occurred on or before December 31, 2014 which date may be extended by mutual agreement of the Company and the Buyer (which date shall be automatically extended on a day-to-day basis until March 31, 2015 in the event that on each such date all of the conditions to Closing set forth in SECTION 8, SECTION 9 and SECTION 10 are capable of satisfaction on such date or have been waived, other than the condition in Section 8.3 because of an ongoing antitrust or competition matter, unless, after December 31, 2014, Buyer has given notice to Company that it is abandoning its efforts to seek such approval, in which case such extension shall terminate upon the date of the delivery of such notice) (the “Closing Deadline”); provided that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline;

(g) by either the Buyer or the Company if: (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such Order or ruling shall have become final and nonappealable, or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;

(h) by the Buyer if there shall have been any action taken, final decision made or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would: (i) prohibit Buyer’s or the Company’s or any Subsidiary’s ownership or operation of any portion of the business of the Company or any of the Subsidiaries, or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company and the Subsidiaries;

(i) by the Buyer if there is a Material Adverse Effect; or

(j) by the Buyer, by written notice given at any time before the Closing Deadline, if the Stockholder Approval has not been obtained within three (3) Business Days after the Agreement Date.

12.2 Effect of Termination. If this Agreement is terminated in accordance with Section 12.1 (Termination), it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or stockholders, except that the Confidentiality Agreement, this Section 12.2, Section 4.7 (Confidentiality; Potential Buyers), Section 4.10 (Public Disclosure), Section 5.3 (Confidentiality) and SECTION 13 (Miscellaneous) shall survive termination; provided that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination; provided, further that if the

Agreement is terminated under Section 12.1(b), (d), (h), (i), or (j) subsequent to a breach of Section 4.6 (Nonsolicitation), the Company shall, in addition to any other amounts owed by the Company hereunder, be obligated to make a payment of One Million Dollars ($1,000,000) (the “Termination Fee”) in immediately available funds to the Buyer within five (5) Business Days of termination of this Agreement. The Company acknowledges that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 12.2 do not constitute a penalty.

SECTION 13

MISCELLANEOUS

13.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with confirmation retained, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when received, as follows:

if to the Buyer, to it at:

PTC Inc.
140 Kendrick Street
Needham, MA 02492
Attn: General Counsel
Facsimile: (781) 370-5735

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention: Laurie A. Cerveny

Facsimile: (617) 951-8836

if to the Company, to:

Axeda Corporation
25 Forbes Blvd.
Foxboro, MA 02035
Attn: Chief Executive Officer
Facsimile:  (508) 337-9201

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
53 State Street,
Boston, MA 02109
Attention:  Mark H. Burnett
                  Lisa R. Haddad
Facsimile:  (617) 649-1409

or if to the Securityholder Representative, or a Securityholder, to:

Fortis Advisors LLC
Attn: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

Any party may by notice given in accordance with this Section 13.1 to the other parties designate another address or person for receipt of notices hereunder; provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) Business Day after receipt thereof.

13.2 Entire Agreement; Amendment; Waiver.

(a) This Agreement, the Ancillary Agreements and the Confidentiality Agreement, the schedules and exhibits hereto and thereto, the Company Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein and therein constitute the entire agreement among the parties with respect to the Transactions, and supersede all prior agreements and understandings, written or oral, with respect thereto, including the Non-Binding Memorandum of Understanding, dated June 5, 2014, other than the Confidentiality Agreement.

(b) Except as otherwise required by applicable Law, prior to the Closing, this Agreement may be amended at any time, notwithstanding the adoption hereof by the Stockholders, but subject to the limitations of Section 251(d) of the DGCL, only by a written instrument signed by Buyer and the Company.  Except as otherwise required by applicable Law, after the Closing, this Agreement may be amended at any time, only by a written instrument signed by Buyer and the Securityholder Representative.

(c) At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  From and after the Effective Time, Buyer, on the one hand, and the Securityholder Representative, on the other, may, to the extent legally allowed, (x) extend the time for the performance of any of the obligations of the other party hereto, (y) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (z) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.

(d) This Agreement, the Ancillary Agreements and the schedules and exhibits hereto and thereto are not intended to confer upon any person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.4 (Director and Officer Indemnification) or SECTION 11 (Indemnification).

(e) No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, except that the Buyer may assign its rights and delegate its obligations hereunder to its Affiliates, so long as the Buyer remains ultimately liable for all of the Buyer’s obligations hereunder.

13.3 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO EACH PARTY’S EXECUTION OR PERFORMANCE OR ANY ACTIONS OF ANY OF THE AFFILIATES OR REPRESENTATIVES OF ANY OTHER PARTY RELATED THERETO.

(d) EACH OF THE SECURITYHOLDER REPRESENTATIVE, THE COMPANY, BUYER AND MERGER SUB (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY, AND (4) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.3.

13.4 No Prejudice.  The representations, warranties, covenants and obligations of the Company and the Subsidiaries, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or Merger Sub or any agent of Buyer or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or Merger Sub or any agent of Buyer or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to SECTION 11.  The waiver by Buyer or Merger Sub of any of the conditions set forth in SECTION 8 or SECTION 9 will not affect or limit the provisions of SECTION 11.

13.5 Specific Performance and Other Remedies. Each party hereby acknowledges that the rights of each party to consummate the Transactions and the covenants of the parties are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

13.6 No Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

13.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

13.8 Construction.  Whenever the context requires:

(a) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Whenever this Agreement requires the disclosure of an agreement or Contract on the Company Disclosure Schedule or the delivery to the Buyer of an agreement or Contract, that disclosure requirement or delivery requirement, as applicable, require disclosure or delivery of the entire, unredacted document and shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement or Contract.

(d) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(e) All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

(f) Any reference to any party to this Agreement shall include such party’s successors and permitted assigns.

(g) Any reference to the Company or any of the Subsidiaries in this Agreement shall include any of its respective predecessor entities, including any entity that merged with and into such predecessor entity.

(h) Except as otherwise set forth herein, the specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

13.9 Counterparts; Delivery.  This Agreement may be executed by the parties hereto in two (2) or more separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.  Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

13.10 Exhibits and Schedules. The exhibits and schedules (including the Company Disclosure Schedule) are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

13.11 Headings. The table of contents and the headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

13.12 Expenses. Except as set forth herein, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses. Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or any Ancillary Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13.13 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to Law. Should there be any conflict between any provisions hereof and any present or future statute, Law, ordinance, regulation, or other pronouncement having the force of Law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited to the extent necessary to bring it into compliance therewith, and the remaining provisions of this Agreement shall remain in full force and effect.

13.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

13.15 Securityholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Securityholders and without any further action of any of the Securityholders or the Company, (i) Fortis Advisors LLC shall serve as the Securityholder Representative, and in such capacity as the exclusive  agent and attorney-in-fact for and on behalf of the Securityholders other than the Dissenting Stockholders, if any (the “Securityholder Representative”) and (ii) each Securityholder (A) agrees that all actions taken by the Securityholder Representative under this Agreement or the Escrow Agreement shall be binding upon such Securityholder and its successors as if expressly confirmed and ratified in writing by such Securityholder, and (B) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Escrow Agreement. The Securityholder Representative shall, on behalf of the Securityholders:

(i) take all action permitted in connection with the implementation of those provisions of this Agreement and the Escrow Agreement that require or permit action by the Securityholder Representative;

(ii) take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to SECTION 11 (Indemnification) hereof (including rejecting, contesting, negotiating, settling and resolving any such claims) and any claims that may be made against the Escrow Amount;

(iii) comply with Orders of courts and determinations and awards of arbitrators with respect to claims;

(iv) review and take action with respect to Tax Returns or other Tax matters pursuant to SECTION 6;

(v) review and take action pursuant to Sections 1.7(c) (Post-Closing True-Up) and 1.7(d) (Resolution of Disputes) or any;

(vi) give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Securityholder Representative under this Agreement or the Escrow Agreement;

(vii) execute and deliver all amendments and waivers to this Agreement and the Escrow Agreement that the Securityholder Representative deemed necessary or appropriate, whether prior to, at or after the Closing; and

(viii) take any and all such additional action or refrain from doing any further act or deed as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Escrow Agreement or as may be necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing.

(b) All notices provided to and/or legal process served upon the Securityholder Representative in accordance with this Agreement or the Escrow Agreement shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders.  All decisions, actions, agreements, and instructions by the Securityholder Representative, including any consent, waiver, or agreement between the Securityholder Representative and any Buyer Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to SECTION 11 (Indemnification) hereof, shall be conclusive and binding upon the Securityholders; and the Buyer, each other Buyer Indemnitee and the Escrow Agent shall be entitled to rely conclusively thereon. The Buyer, each other Buyer Indemnitee and the Escrow Agent shall have no duty to inquire into the authority of any person reasonably believed to be the Securityholder Representative and no responsibility or liability for any action or omission thereof, and no party shall have any cause of action against the Buyer, any other Buyer Indemnitee or the Escrow Agent for any action or omission by such party in reliance upon the instructions or decisions of any person reasonably believed to be the Securityholder Representative.

(c) In the event that more than one Person shall at any time serve collectively as the Securityholder Representative, decisions of such Persons shall, as between them and with respect to the rights of the Securityholders in relation to the Securityholder Representative, be made by majority vote; provided, however that they shall designate a single Person as “Securityholder Representative” for all purposes involving the Buyer, any other Buyer Indemnitee, or the Escrow Agent.

(d) The Securityholder Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders. In taking any actions as Securityholder Representative, the Securityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he or it reasonably believes to be authorized thereunto.   The Securityholder Representative shall be entitled to: (i) rely upon the Allocation Certificate, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party.  The Securityholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Securityholder Representative shall not be liable to any Securityholder for anything done, omitted or suffered in good faith by the Securityholder Representative based on such advice. The Securityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Securityholder Representative and for purposes of clarity, there are no obligations of the Securityholder Representative in any other Ancillary Agreement, schedule, exhibit or the Company Disclosure Schedule.

(e) As of the Effective Time, Buyer shall cause the Paying Agent to wire to the Securityholder Representative the Expense Fund, which will be held by the Securityholder Representative as agent and for the benefit of the Securityholders and will be used for the purposes of paying any professional fees and expenses of any attorney, accountant or other advisors retained by the Securityholder Representative and other reasonable out-of-pocket expenses incurred by the Securityholder Representative in connection with the performance of the Securityholder Representative’s duties under this Agreement (“Representative Expenses”). The Securityholder Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy.  The Securityholder Representative is not providing any investment supervision, recommendations or advice.  The Securityholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder.  As soon as reasonably determined by Securityholder Representative that the Expense Fund is no longer required to be withheld, the Securityholder Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent (or directly to the Paying Agent, Buyer or Surviving Corporation, if so instructed) for further distribution to the Securityholders.

(f) Certain Securityholders have entered into a letter agreement with the Securityholder Representative to provide direction to the Securityholder Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  Neither the Securityholder Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”), shall have any liability to any Securityholder for any action taken, suffered or omitted by it as Securityholder Representative Group hereunder, under the Escrow Agreement or under any Securityholder Representative engagement agreement without gross negligence or willful misconduct. The Securityholders shall, in accordance with their respective Pro Rata Shares, indemnify, defend and hold the Securityholder Representative Group harmless from and against any loss, claim, damage, Tax, Liability, cost, fee and expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement  that may be incurred or paid by the Securityholder Representative arising out of or in connection with the acceptance or administration of its duties (except as caused by the Securityholder Representative’s gross negligence or willful misconduct), including the legal costs and expenses of defending the Securityholder Representative Group  against any claim or Liability in connection with the performance of its duties, to the extent such losses, damages, Taxes, Liabilities and expenses exceed the Expense Fund. The Securityholders will not receive any interest or earnings on the Expense Fund. The Securityholder Representative shall be entitled to recover from the Stockholders any Representative Expenses reasonably incurred by the Securityholder Representative in connection with actions taken by the Securityholder Representative pursuant to the terms of this Agreement, the Escrow Agreement or under any Securityholder Representative engagement agreement, without the requirement of any consent or approval by Buyer or any other Person. All of the indemnities, immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Merger or any termination of this Agreement.

(g) If not paid directly to the Securityholder Representative by the Securityholders, the Representative Expenses shall be satisfied (i) from the Expense Fund, (ii) to the extent the amount of the Representative Expenses exceeds the amounts then available in the Expense Fund, from any amounts payable to the Stockholders from the Escrow Amount solely to the extent the Securityholders would otherwise then be paid such amounts from the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement (as applicable) and (iii) to the extent the amount of the Representative Expenses exceeds amounts immediately available to the Securityholder Representative under (i) and (ii), from each Securityholder, severally and not jointly and in proportion to its Pro Rata Share; provided that while this section allows the Securityholder Representative to be paid from the Expense Fund and the Escrow Amount, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise.    The Securityholders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.

(h) The Securityholder Representative shall have the power to designate its successor hereunder. In the event that the Securityholder Representative resigns from such position or is unable to continue in such position without having designated a successor, Securityholders holding among them the rights to receive at least a majority of the amount then remaining in the Escrow Amount to be distributed to the Securityholders (or, if no Escrow Amount remains, representing a majority in interest of the Pro Rata Shares) (the “Majority Holders”) shall promptly appoint another representative to fill such vacancy, and such substituted representative shall be deemed to be the Securityholder Representative for all purposes of this Agreement; provided that a resigning Securityholder Representative shall continue to perform its duties and obligations until its successor is appointed and has become a party to this Agreement and the Escrow Agreement. In the absence of such appointment, the Securityholder Representative or the Buyer may apply to a court of competent jurisdiction for the appointment of a successor Securityholder Representative, and the costs, expenses and reasonable attorneys’ fees incurred in connection with such proceeding shall be paid from the Expense Fund or, to the extent exhausted, the Securityholders. The Securityholder Representative may be removed at any time upon the written consent of the Majority Holders with not less than thirty (30) days’ prior written notice to the Buyer; provided however, that a successor Securityholder Representative must be concurrently appointed and become a party to this Agreement and the Escrow Agreement.  The immunities and rights to indemnification shall survive the resignation or removal of Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(i) The provisions of this Section 13.15 (including the powers, immunities and rights to indemnification granted to the Securityholder Representative and the Advisory Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the Transactions, (ii) shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Securityholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount.  Remedies available at Law for any breach of the provisions of this Section 13.15 may be inadequate; therefore, the Buyer and each other Buyer Indemnitee shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages or posting any bond if such person brings an action or proceeding to enforce the provisions of this Section 13.15.

13.16 Privilege.

(a) All communications in any form or format whatsoever between or among Goodwin Procter LLP, on the one hand, and the Company, its Subsidiaries, the Securityholder Representative and/or any Securityholder, or any of their respective directors, officers, employees or other representatives, on the other hand, if and only if such communications primarily relate to (i) the negotiation, documentation and consummation of the Transactions or (ii) any dispute arising under this Agreement, in the case of either (i) or (ii), to the extent that they occur prior to the Closing Date (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto belong solely to the Securityholder Representative and the Securityholders, shall be controlled by the Securityholder Representative on behalf of the Securityholders and shall not pass to or be claimed by Buyer, the Surviving Corporation or any of its Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Surviving Corporation or its Subsidiaries, on the one hand, and a third party other than the Securityholder Representative or a Securityholder, on the other hand, the Buyer, the Surviving Corporation or its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of the Buyer, the Surviving Corporation or its Subsidiaries may waive such privilege without the prior written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed.  In the event that Buyer, the Surviving Corporation or any Subsidiary of the Surviving Corporation is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by Law, and (y) advisable in the opinion of Buyer’s counsel, then the Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Securityholder Representative in writing (including by making specific reference to this Section) so that the Securityholder Representative can seek a protective order.

(b) If and to the extent that files or other materials maintained by Goodwin Procter LLP consist of Privileged Communications and constitute property of its clients, only the Securityholder Representative and the Securityholders shall hold such property rights and Goodwin Procter LLP shall have no duty to reveal or disclose any Privileged Communications by reason of any attorney-client relationship between Goodwin Procter LLP, on the one hand, and the Company or its Subsidiaries, on the other hand.  For the avoidance of doubt, this Section 13.16(b) does not apply to any portion of such files or other materials that do not consist of Privileged Communications.

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IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written.

BUYER:

PTC INC.

By:	/s/ James E. Heppelmann
	Name:	James E. Heppelmann
	Title:	President and Chief Executive Officer

MERGER SUB:

AZTEC ACQUISITION CORPORATION

By:	/s/ Aaron C. von Staats
	Name:	Aaron C. von Staats
	Title:	President and Secretary

COMPANY:

AXEDA CORPORATION

By:	/s/ Todd DeSisto
	Name:	Todd DeSisto
	Title:	Chief Executive Officer

SECURITYHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC
(solely in its capacity as the Securityholder Representative)

By:	/s/ Ryan Simkin
	Name:	Ryan Simkin
	Title:	Managing Director